SCHEDULE 14A
                         (Rule 14a-101)
             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
        Exchange Act of 1934 (Amendment No.             )

Filed by the registrant  /X/
     Filed by a party other than the registrant  /_/
     Check the appropriate box:
     /_/ Preliminary proxy statement
     /X/ Definitive proxy statement
     /X/ Definitive additional materials
     /_/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  Lotus Development Corporation
        (Name of Registrant as Specified in Its Charter)

           (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(j)(2).
     /_/ $500 per each party  to the controversy pursuant to
         Exchange Act Rule 14a-6(i)(3).
     /_/ Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transactions applies:

     (2) Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>

     (4) Proposed maximum aggregate value of transaction:

        Set forth the amount on which the filing fee is calculated and state how it was determined.

     /_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

_________________________________________________________________

                                                   March 20, 1995

Dear Shareholder:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Lotus Development Corporation, which will be held at the Museum of Transportation, Larz Anderson Park, 15 Newton Street, Brookline, Massachusetts, on Tuesday, May 2, 1995 at 10:00 a.m., local time.

     Information about the Annual Meeting, including a listing and discussion of the matters on which the shareholders of the Company will act, may be found in the enclosed formal Notice of Annual Meeting and Proxy Statement. The Annual Report to Shareholders for the fiscal year ended December 31, 1994 has also been enclosed if it was not previously furnished to you.

     We hope that you will be able to attend the Annual Meeting. However, whether or not you anticipate attending in person, I urge you to complete, sign and return the enclosed proxy card promptly to ensure that your shares will be represented at the Annual Meeting. If you do attend, you, of course, will be entitled to vote in person, and such vote will revoke your proxy.


                              Sincerely,



                              /s/Jim P. Manzi


                              Jim P. Manzi
                              Chairman of the Board and President



 Lotus Development Corporation 55 Cambridge Parkway, Cambridge,
             Massachusetts  02142   617 577-8500

__________________________________________________________________________

                  LOTUS DEVELOPMENT CORPORATION
                      55 Cambridge Parkway
                 Cambridge, Massachusetts 02142
                   -------------------------
                    NOTICE OF ANNUAL MEETING
                         OF SHAREHOLDERS
                    ------------------------

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders (the "Meeting") of Lotus Development Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, May 2, 1995 at 10:00 a.m., local time, at the Museum of Transportation, Larz Anderson Park, 15 Newton Street, Brookline, Massachusetts. The purpose of the Meeting shall be:

1.     To elect directors of the Company to serve until the next
Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

2.     To approve the amendment of the Company's 1992 Stock
Option Plan to increase the number of shares of the Company's
Common Stock that may be offered pursuant to such plan.

3.      To ratify the selection of the firm of Coopers & Lybrand
L.L.P., as auditors for the Company for the fiscal year ending
December 31, 1995.

4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only shareholders of record on the books of the Company at the close of business on March 10, 1995 will be entitled to notice of and to vote at the Meeting.

     Please sign, date and return the enclosed proxy card in the enclosed envelope at your earliest convenience. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person.

     All shareholders of the Company are cordially invited to attend the Meeting.

                              By Order of the Board of Directors



                              Thomas M. Lemberg
                              Secretary

Cambridge, Massachusetts
March 20, 1995

- -----------------------------------------------------------------
 IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED FROM WITHIN THE UNITED STATES.
- -----------------------------------------------------------------


                  LOTUS DEVELOPMENT CORPORATION
                      55 Cambridge Parkway
                 Cambridge, Massachusetts  02142

                         ---------------
                         PROXY STATEMENT
                          ------------

    Annual Meeting of Shareholders To Be Held on May 2, 1995

     Proxies enclosed with this Proxy Statement are solicited by the Board of Directors of Lotus Development Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, May 2, 1995 at 10:00 a.m., local time, at the Museum of Transportation, Larz Anderson Park, 15 Newton Street, Brookline, Massachusetts, and any adjournments thereof.

     Shares represented by duly executed proxies in the form enclosed herewith received by the Company prior to the Meeting will be voted at the Meeting FOR the election of the nominees for director named below (except to the extent that authority therefor is withheld) and FOR each proposal described in this Proxy Statement. Where no choice has been specified on a proxy with respect to a particular matter, the shares represented by that proxy will be voted FOR the particular matter.

     Any shareholder may revoke a proxy at any time prior to its exercise by delivering a later-dated proxy or a written notice of revocation to the Secretary of the Company at the address of the Company set forth above, or by voting in person at the Meeting. If a shareholder does not intend to attend the Meeting, any proxy or notice should be returned for receipt by the Company not later than the close of business on Monday, May 1, 1995. The persons named in the proxies are officers of the Company. The Company will bear the cost of solicitation of proxies relating to the Meeting.

     Only shareholders of record as of the close of business on March 10, 1995 (the "Record Date") will be entitled to notice of and to vote at the Meeting and any adjournments thereof.

     As of the Record Date there were 48,257,996 shares (excluding treasury shares) of the Company's Common Stock, $.01 par value (the "Common Stock"), issued and outstanding. Such shares of Common Stock are the only voting securities of the Company. Shareholders are entitled to cast one vote for each share of Common Stock held of record on the Record Date.

     The Board of Directors of the Company (the "Board of Directors") is not aware of any other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies. An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 1994, preceded or accompanies this Proxy Statement. This Proxy Statement and the proxy enclosed herewith were first mailed to shareholders on or about March 20, 1995.

     The mailing address of the Company's principal executive offices is 55 Cambridge Parkway, Cambridge, Massachusetts 02142.


             PRINCIPAL HOLDERS OF VOTING SECURITIES

Security Ownership of Certain Beneficial Owners

     The following table sets forth as of December 31, 1994 the name of each person who, to the knowledge of the Company, owned beneficially more than five percent (5%) of the shares of Common Stock of the Company outstanding at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The information below with respect to beneficial ownership is based upon information filed with the Securities and Exchange Commission ("SEC") pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and furnished to the Company by the respective shareholders.


     Name and Address                 Amount and Nature         Percent
    of Beneficial Owner            of Beneficial Ownership     of Class
    -------------------            -----------------------     --------

The Capital Group Companies, Inc.       2,630,000(1)             5.51%
333 South Hope Street
Los Angeles, CA 90071

FMR Corp.                               6,793,974(2)            14.23%
82 Devonshire Street
Boston, MA 02109

Manning and Napier Advisors, Inc.       3,241,506(3)             6.80%
1100 Chase Square
Rochester, NY 14604

Metropolitan Life Insurance             3,561,300(4)             7.46%
Company
One Madison Avenue
New York, NY  10010

State Street Research &                 3,537,500(5)             7.41%
Management Company
One Financial Center
Boston, MA  02111


(1) Represents shares held by Capital Research and Management Company, a registered investment adviser ("CRMC") and an operating subsidiary of The Capital Group Companies, Inc. As of the date set forth above, CRMC exercised sole investment discretion with respect to all of such shares, all of which were owned by various institutional investors. CRMC had no voting power with respect to such shares and disclaims beneficial ownership of such shares.

(2) Represents shares beneficially owned by (i) FMR Corp. through its wholly owned subsidiaries, Fidelity Management & Research Company, a registered investment adviser ("Fidelity"), and Fidelity Management Trust Company, a bank ("FMTC"), (ii) by certain investment companies (including the Fidelity Magellan Fund) for which Fidelity serves as investment adviser (the "Fidelity Funds"), and (iii) by Edward C. Johnson 3d, as Chairman of FMR Corp., and through certain members of his family and family trusts by virtue of their controlling interest as a group in the voting stock of FMR Corp. The Fidelity Magellan Fund beneficially owned 4,757,890 shares or 9.97% of the Common Stock outstanding as of the date set forth above. FMTC is the beneficial owner of 109,190 shares or .23% of the Common Stock outstanding of the Company as a result of its serving as investment manager of institutional account(s). Mr. Johnson and FMR Corp., through its control of Fidelity, and the Fidelity Funds each had sole dispositive power with respect to the 6,684,784 shares owned by the Fidelity Funds. Mr. Johnson and FMR Corp., through its control of FMTC, had sole dispositive power over 109,190 shares and sole voting power with respect to 7,990 of these shares and no voting power with respect to 101,200 shares owned by institutional accounts managed by FMTC. Neither FMC Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees.

(3) The beneficial owner, a registered investment adviser, possessed sole voting with respect to 3,170,281 of such shares and sole dispositive power with respect to all such shares as of the date stated above.

(4) The beneficial owner, a registered investment adviser and insurance company, possessed sole voting with respect to 3,430,700 of such shares and sole dispositive power with respect to all such shares as of the date stated above.

(5) The beneficial owner, a registered investment adviser, possessed sole voting power with respect to 3,407,100 of such shares and sole dispositive power with respect to all such shares as of the date stated above.

Security Ownership of Directors and Executive Officers

     The following table sets forth for each member of the Board of Directors, the Company's Chief Executive Officer ("CEO"), and each of the next four most highly compensated executive officers of the Company, the position presently held by such person and the number of shares and percentage of outstanding Common Stock of the Company beneficially owned by each and by all directors and executive officers as a group, as of February 1, 1995.




                     Positions and Offices     Amount and Nature of      Percent
Name                   with the Company      Beneficial Ownership (1)   of Class
- -----                ---------------------   ------------------------   --------

Jim P. Manzi         Chairman of the Board,        1,217,072  (2)         2.54%
                     President and Chief
                     Executive Officer

Richard S. Braddock  Director                          8,000  (3)             *

Elaine L. Chao       Director                              0                  *

William H. Gray III  Director                              0                  *

Michael E. Porter    Director                         11,083  (4)             *

Henri A. Termeer     Director                          7,083  (5)             *

Edwin J. Gillis      Senior Vice President--         101,759  (6)             *
                      Finance and Operations and
                      Chief Financial Officer

John B. Landry       Senior Vice President--          42,556  (7)             *
                      Communications,
                      Development and Chief
                      Technology Officer

June L. Rokoff      Senior Vice President--           65,471  (8)             *
                     Worldwide Services Group

Robert K. Weiler    Senior Vice President--           83,248  (9)             *
                     Worldwide Sales and Marketing

All directors and executive
officers as a group (14
persons)                                           1,594,572  (10)        3.30%

 ________________
  * less than 1%

(1) Except where expressly stated otherwise, each named person possesses sole voting and investment power with respect to the shares.
(2) Includes 26,201 shares held in the Jim P. Manzi 1993 Irrevocable Trust for the benefit of Mr. Manzi's children. Includes 46,666 shares that Mr. Manzi has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options.
(3) Includes 7,500 shares that Mr. Braddock has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options.
(4) Includes 7,083 shares that Mr. Porter has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options.
(5) Includes 7,083 shares that Mr. Termeer has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options.
(6) Includes 99,479 shares that Mr. Gillis has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options. Includes 780 shares held in trust for the benefit of Mr. Gillis under the Company's 401k and Profit Sharing Plan.
(7) Includes 31,270 shares that Mr. Landry has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options. Includes 112 shares held in trust for the benefit of Mr. Landry under the Company's 401k and Profit Sharing Plan and 1,200 shares over which Mr. Landry exercises investment discretion as custodian of such shares held for the benefit of his minor children.
(8) Includes 48,541 shares that Ms. Rokoff has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options. Includes 7,430 shares held in trust for the benefit of Ms. Rokoff under the Company's 401k and Profit Sharing Plan.
(9) Includes 81,979 shares that Mr. Weiler has the right to acquire within 60 days of February 1, 1995 by the exercise of stock options.
(10) Includes 387,760 shares that directors and executive officers of the Company have the right to acquire within 60 days of February 1, 1995 by the exercise of stock options and 8,463 shares of Common Stock held in trust by the Company's Profit Sharing and 401k Plan as described above.



EXECUTIVE COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS
                     AND EXECUTIVE OFFICERS

Summary Compensation

       The following table sets forth information concerning the cash and noncash compensation in each of the last three fiscal years for the Company's CEO and the next four most highly compensated executive officers.

                                                       Long Term     All Other
                             Annual Compensation(1)  Compensation  Compensation
    Name and                 ----------------------  ------------  ------------
Principal Position       Year   Salary($)   Bonus($)   Options(#)      ($)(2)
- ------------------       ----   ---------   --------  -----------      ------

Jim P. Manzi             1994    650,000     227,500      200,000      31,800
  Chairman of the        1993    650,000     650,000       40,000      35,046
  Board and President    1992    650,000           0            0      34,214

Edwin J. Gillis          1994    325,000     113,750      100,000      17,100
  Chief Financial        1993    275,000     275,000       17,500      18,597
  Officer and Senior     1992    275,000           0       50,000      23,805
  Vice President --
  Finance and Operations

John B. Landry           1994    325,000     113,750      100,000      18,150
  Senior Vice            1993    325,000     325,000       12,500      28,325
  President --           1992    325,000     182,000 (3)        0      26,889
  Communications Development
  and Chief Technology Officer

June L. Rokoff           1994    325,000     113,750      100,000      18,150
  Senior Vice            1993    325,000     325,000       25,000      19,771
  President -- Worldwide 1992    307,400           0       65,000      19,945
  Services Group

Robert K. Weiler         1994    350,963     120,313      100,000      18,695
  Senior Vice            1993    325,000     325,000       17,500      19,771
  President -- Worldwide 1992    325,000           0            0      24,688
  Sales and Marketing

_____________

(1) Does not include perquisites or other personal benefits in any year for which the aggregate amount was less than the lesser of either $50,000 or 10 percent of the total annual salary and bonus for the executive officer in that year.

(2) Includes amounts credited to the account of the executive officer for those years in which he or she served in such capacity in connection with (i) the profit sharing feature of the Company's Profit Sharing and 401k Plan, (ii) the Company's Defined Contribution Restoration Plan and (iii) the Company matching contribution under the savings feature of the Profit Sharing and 401k Plan as follows:

                                               Defined
                                             Contribution
                           Profit Sharing    Restoration      401k Matching
Name              Year        Amount($)        Plan ($)      Contribution($)
- ----              ----        ---------        --------      ---------------

Manzi...........  1994           3,150          24,150             4,500
                  1993          11,084          19,465             4,497
                  1992           7,781          22,069             4,364

Gillis..........  1994           3,150           9,450             4,500
                  1993          11,084           3,016             4,497
                  1992           7,781          11,660             4,364

Landry..........  1994           3,150          10,500             4,500
                  1993          11,084          12,744             4,497
                  1992           7,781          14,744             4,364

Rockoff.........  1994           3,150          10,500             4,500
                  1993          11,084           4,190             4,497
                  1992           7,781           7,800             4,364

Weiler..........  1994           3,150          11,045             4,500
                  1993          11,084           4,190             4,497
                  1992           7,781          12,543             4,364


(3) Represents payment by the Company related to Mr. Landry's prior employment for cash and other compensation that he had foregone by joining the Company.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning individual stock option grants made to the Company's CEO and each of the Company's next four most highly compensated executive officers during fiscal 1994.


                         Individual Grants (1)
                ----------------------------------------
                            Percent of                    Potential Realizable
                              Total                         Value at Assumed
                             Options                        Annual Rates of
                            Granted to                  Stock Price Appreciation
                            Employees                       for Option Term (2)
                Options       in    Exercise               -------------------
                Granted  Fiscal Year Price   Expiration        5%        10%
Name              (#)         (%)   ($/Sh)      Date          ($)        ($)
- ----            -------- ---------- -------  ----------     ---------  ---------

Jim P. Manzi.... 200,000     5.06   64.50  January 25, 2001 2,226,330  8,048,709

Edwin J. Gillis. 100,000     2.53   64.50  January 25, 2001 1,113,165  4,024,354

John B. Landry.. 100,000     2.53   64.50  January 25, 2001 1,113,165  4,024,354

June L. Rokoff.. 100,000     2.53   64.50  January 25, 2001 1,113,165  4,024,354

Robert K. Weiler 100,000     2.53   64.50  January 25, 2001 1,113,165  4,024,354


(1) All options described above are "premium" options granted at a per share exercise price 20% above the fair market value of a share of Common Stock on the date of grant. The options are non-qualified stock options, have a seven year term and vest over three years beginning on the 25th month following the date of grant and thereafter in equal monthly installments over the succeeding 35 months.

(2) Calculation of potential realizable values are based on theoretical rates of return required to be disclosed by the SEC and may or may not accurately reflect or predict the actual value of the stock options.

Aggregated Option Exercises In Last Fiscal Year And Fiscal
Year-End Option Values

     The following table sets forth information concerning each exercise of stock options by the CEO and each of the Company's next four most highly compensated executive officers during fiscal 1994 and the value of unexercised options at the end of that fiscal year.

                                          Number of        Value of Unexercised
                                         Unexercised           in-the-Money
                    Shares             Options at Fiscal        Options at
                   Acquired               Year-End           Fiscal Year-End (1)
                      on       Value     Exercisable/          Exercisable/
                   Exercise   Realized  Unexercisable         Unexercisable
Name                 (#)        ($)          (#)                   ($)
- ----                ------    -------   ----------------    -------------------
Jim P. Manzi......  21,250    674,688   44,166 / 233,333    914,883  /  669,785
Edwin J. Gillis...  10,000    421,563   98,385 / 165,364    961,704 / 1,047,808
John B. Landry....  40,500  1,522,063   40,489 / 144,010    848,605  /  915,064
June L. Rokoff....  21,250    772,188   46,979 / 164,270    675,635  /  925,284
Robert K. Weiler..  15,000    643,125   43,385 / 152,864    949,517 / 1,168,121


(1)  Based on the closing price on the NASDAQ National Market
     System for a share of Common Stock on December 31, 1994 of $41.00.

Pension Plan

     In 1985, the Company established the Lotus Development Corporation Pension Plan (the "Pension Plan") for the purpose of assisting its employees in meeting the needs of retirement. In 1992, the Company determined that its Profit Sharing and 401k Plan could provide adequate retirement assistance to employees and, effective June 1, 1992, suspended the Pension Plan. While all benefits accrued under the Pension Plan through May 31, 1992 have become fully vested, no further benefits have accrued to employees after that date.

     Benefits under the Pension Plan are based on an average of the participant's highest consecutive 36 months of total annual compensation during the last 72 months of service ("Final Average Compensation"). The monthly benefit payable upon normal retirement in the form of a single life annuity is computed as follows: 1/12th of 1.5% of Final Average Compensation is multiplied by the participant's total number of years of service at June 1, 1992 up to no more than 35 years. From that result is subtracted the monthly value of the annuity that could be acquired (on specified actuarial assumptions) with the amount of Company profit sharing contributions for the participant's account for 1990 and subsequent years accumulated with a deemed interest return.

     The table below sets forth the estimated annual benefits payable upon normal retirement under the Pension Plan formula to employees in the specified average salary and years of service classifications:

                                   Years of Service
                               ------------------------
               Remuneration        5         10
               ------------     ------      ------
                  $25,000       $1,875      $3,750
                   50,000        3,750       7,500
                   75,000        5,625      11,250
                  100,000        7,500      15,000
                  125,000        9,375      18,750
                  150,000       11,250      22,500
                  175,000       13,125      26,250
                  200,000       15,000      30,000
                  228,886*      17,165      34,330
          ___________________
          * The maximum permitted salary recognized under the Internal Revenue Code of 1986, as amended (the
            "Code") as in effect in 1992.

     As of June 1, 1992, the date on which the accrual of future benefits was suspended, Mr. Manzi had eight years, Mr. Landry had less than one year, Ms. Rokoff had seven years, Mr. Gillis had less than one year and Mr. Weiler had one year of service under the Pension Plan.

Other Benefit Plans

     The Company currently provides certain benefits to its eligible employees (including its executive officers) through the benefit plans described below:

     1992 Stock Option Plan. The Company maintains the Lotus Development Corporation 1992 Stock Option Plan (the "1992 Stock Option Plan") to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to certain employees and consultants to contribute to the success of the Company. The 1992 Stock Option Plan is administered by a committee of the Board of Directors that consists of independent directors. Stock options granted under the plan may not be granted at less than fair market value on the date of grant. See "Proposal No. 2 - Approval of Amendment to the 1992 Stock Option Plan" below.

     Employee Stock Purchase Plan. The Company maintains the Employee Stock Purchase Plan (the "Employee Plan") to provide incentive and to encourage ownership of Common Stock by all eligible employees of the Company and its subsidiaries. Employees of the Company may participate in the Employee Plan by authorizing payroll deductions over a six month period, with the proceeds being used to purchase shares of Common Stock for the participant at a discounted price. The Employee Plan is intended to be an "employee stock purchase plan" under Section 423 of the Code.

     Profit Sharing Plan and 401k Plan. The Company's Profit Sharing and 401k Plan (the "Plan") provides savings options to eligible U.S. employees of the Company through deferment of a portion of their compensation. Participants may elect to defer 2% to 12% of their compensation into the Plan and may also elect to contribute up to an additional 10% of their compensation on a non-deferred basis; provided that the combination of deferred and non-deferred contributions cannot exceed 12% of annual compensation. The Company also makes matching contributions equal to a percentage of the participant's biweekly deferred contributions.

     Under the Plan, an annual discretionary profit sharing contribution by the Company based on a percentage of operating profit is allocated to the accounts of all participants, who do not themselves make any profit sharing contribution. The level of Company profit sharing and matching contributions is set annually by the Board of Directors.

     The Plan is administered by a committee appointed by the Board of Directors. Each participant's contributions to the Plan are held in trust by a bank trustee and are invested in certain investment funds in accordance with the participant's instructions. The Plan is intended to be a qualified plan under
Section 401(k) of the Code.

     Defined Restoration Plan. The Company adopted the Defined Contribution Restoration Plan to provide supplemental retirement benefits to employees, who because of limitations imposed by the law on benefits under tax qualified plans, would receive less than the full benefits to which they would have otherwise been entitled under the Company's qualified retirement plan. Under the Defined Contribution Restoration Plan, a participant's account is credited each year with the amount by which his or her profit sharing allocation under the Company's Profit Sharing and 401k Plan, calculated without consideration of the limitations imposed under the Code, exceeds the amounts permitted under the Code. The Company's funding policy is to pay these supplemental benefits directly to participants as they become due.

Compensation Committee Report on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, which is composed of two independent directors, makes recommendations to the Board of Directors on the three key components of the Company's executive compensation program, base salary, annual incentive awards and longterm incentives.

Compensation Policies for Executive Officers.

     The Company's executive compensation program is designed to attract and retain fully qualified executives in the highly competitive high technology marketplace. The levels of executive compensation established by the Committee are designed to be consistent with those available to other executives in similarly sized corporations.

     The Committee establishes individual compensation awards based on the contribution the executive has made in attaining the Company's short term and strategic performance objectives as well as the executive's anticipated future contribution. The Company's executive compensation program consists primarily of the following integrated components:

     1. Base Salary - which is designed to compensate executives competitively within the industry and marketplace.
     2. Annual Incentives - which provide a direct link between executive compensation and annual Company performance against predetermined measures.
     3. Long Term Incentives - which consist of stock options that link management decision making with long-term Company performance and shareholder interests.

     Base Salary. Base salary levels for executive officers of the Company are reviewed annually by the Compensation Committee. The Committee's current policy is to target base salaries at the mid-range of the market and to maintain the combined amount of base salary and annual incentives within the upper quartile of the market based on independent nationally-recognized surveys and competitive analyses of companies whose gross revenues fall within the same range as those of the Company. The surveys from which this market comparison is drawn include data from over 400 major manufacturing and service companies and from over 300 high technology companies of various sizes. The surveys include, but are not limited to, data from all industries represented in the Standard and Poor's 500 High Technology Composite Index, i.e., Computer Software & Services, Communication Equipment/Manufacturers, Computer Systems, Aerospace/Defense, Electronics (Instrumentation, Defense and Semiconductors) and Office Equipment and Supplies. The High Technology Composite Index is the "line of business index" used in the stock performance graph set forth below. See "Performance Graph--Cumulative Five-Year Return" below.

     Annual Incentives. All executive officers participate in an Executive Incentive Program, which compensates officers in the form of annual cash bonuses. Awards under this program are based on the attainment of four specific Company performance measures established by the Compensation Committee at the beginning of the fiscal year. These performance measurements are keyed to management's annual operating plan and are based on the achievement of targeted (i) operating profit, (ii) revenue growth, (iii) revenue per employee and (iv) expense per employee. As Company performance for fiscal 1994 did not meet the targeted measures, the Executive Incentive bonuses actually paid were below targeted amounts.

     Long Term Incentives. The Company provides long term incentives through its Amended and Restated 1983 Nonqualified Stock Option Plan and its 1992 Stock Option Plan. The purpose of these plans is to create a direct link between compensation and the long-term performance of the Company. Stock options under these plans are granted at or above fair market value and vest in installments, generally over four years. Options granted before January 1, 1993 have a five year term and options granted on or after that date have a seven year term. The Company makes its annual grant of options to its employees, including its executive officers, in January, to enable the Company to more closely link option grants to individual contribution and Company performance.

     When recommending option awards for an executive officer, the Committee considers (i) the executive's current contribution to Company performance, (ii) the anticipated contribution in meeting the Company's long-term strategic performance goals and
(iii) industry practices and norms. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executives' compensation is directly aligned with an increase in shareholder value.

     In 1994, the Company adopted a "premium" stock option program for the CEO, the executive officers and certain other officers of the Company. The program is designed to enhance the link between the participant's compensation and the long-term performance of the Company and assist in the retention of each participant. Under this program participants receive options to purchase Common Stock under the 1992 Stock Option Plan at 20% above fair market value. Options granted under this program have a seven year term and vest over three years beginning in the 25th month following the date of grant and thereafter in equal monthly installments over the succeeding 35 months.

     In January 1995, the Company granted "premium" options to purchase the following number of shares of Common Stock to the CEO and the next four most highly compensated executive officers at an exercise price of $48.60 per share: Mr. Manzi - 100,000; Mr. Landry - 50,000; Ms. Rokoff - 50,000; Mr. Gillis - 50,000;
and Mr. Weiler - 50,000.

CEO Compensation.

     Base Salary. The CEO's salary is positioned competitively to the mid-range of the marketplace, as determined through comparison of surveys and competitive analyses in the manner described above. The CEO has not received a base salary increase since January 1990.

     Incentive Compensation.   The annual Executive Incentive
Program is designed to reward the CEO based on the Company's performance. The CEO's annual bonus payable under this Program is determined using the same four measurements employed in determining the annual incentive awards for executive officers described above. These performance measurement targets are set and approved by the Committee annually. The CEO's maximum potential annual incentive award under this program is 150% of base salary. As Company performance for fiscal 1994 did not meet three of the four measurement targets, the CEO's Executive Incentive bonus for 1994 was below the targeted amount.

     Long Term Incentive. In January 1995, the CEO received a "premium" option grant as described above. Consistent with the Committee's considerations for awards under this plan, the award was based on the anticipated contribution of the CEO to the attainment of the Company's long-term strategic performance. Based upon its assessment of the industry surveys described above, the Committee believes that the awarding of this grant is within the scope of the marketplace for executives of similarly sized companies.

                              Respectfully submitted by the
                              Compensation Committee.

                              Richard S. Braddock, Chairman
                              Henri Termeer

Compensation of Directors

     All Directors, with the exception of Mr. Manzi, received an annual retainer of $24,000 for the fiscal year ended December 31, 1994, together with reimbursement of expenses incurred in attending meetings of the Board of Directors.

     On January 1, 1995, Mr. Braddock, Ms. Chao, Mr. Gray, Mr. Porter and Mr. Termeer were each granted an option to acquire 10,000 shares of Common Stock at an exercise price of $40.50 per share, which price was equal to the market value of the Company's Common Stock on the first business day following that date, pursuant to the Company's 1986 Stock Option Plan for Non-Employee Directors. In addition, in accordance with such plan, Mr. Gray and Ms. Chao were each granted options to purchase 10,000 shares of Common Stock at an exercise price of $55.625 and $31.00, respectively, (the market value of such shares on the date of grant) in connection with their election to the Board of Directors.

Compensation Committee Interlocks and Insider Participation

     During 1994, Messrs. Aldo Papone, Chester A. Siuda, Richard
S. Braddock and Henri A. Termeer each served on the Compensation Committee of the Board. Messrs. Papone and Siuda each declined to stand for re-election to the Board of Directors at the Company's 1994 Annual Meeting of Shareholders in May 1994.

Compliance with Section 16(a) of the Exchange Act

     Michael E. Porter, a Director of the Company, made one late filing reporting the purchase of 500 shares of Common Stock that was required to be filed in 1994 on Form 4 under Section 16(a) of the Exchange Act. Mr. Porter subsequently reported this transaction.


Performance Graph

     The following indexed graph indicates the Company's total return to its shareholders for the past five year period ended December 31, 1994 as compared to the total return over such period for the Standard & Poor's 500 Composite Index and the Standard & Poor's High Tech Composite Index. This graph assumes a $100 investment at the beginning of the five-year period and the reinvestment of all dividends.


(Pursuant to Item 304 of Regulation S-T, the Company has submitted the performance graph under cover of Form SE)




             PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     Each of the persons named below has been nominated for election as a director of the Company until the 1996 Annual Meeting of Shareholders and until his successor has been duly elected and qualified. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board of Directors. The nominees receiving a plurality of the votes cast at the Meeting will be elected as directors.

Information Pertaining to Nominees

     The following table sets forth the name and address of each nominee, the age of each nominee, the year in which each nominee first became a director of the Company, the principal occupation of each nominee during the past five years and any other directorships held, as of February 1, 1995, by each nominee in any company subject to the reporting requirements of the Exchange Act or in any company registered as an investment company under the Investment Company Act of 1940, as amended.

                          Year in
                           Which
                          Nominee
                           First
                           Became   Principal Occupation
  Name and Address    Age Director  During Past 5 Years           Directorships
  ----------------    --- --------  -------------------           -------------
Jim P. Manzi          43    1984    Chairman of the Board         None
c/o Lotus Development               of the Company (1986 to
Corporation                         present); President and
55 Cambridge Parkway                Director of the Company
Cambridge, MA 02142                 (1984 to present).

Richard S. Braddock   53    1992    Partner (1994 to present),    Eastman Kodak
c/o Clayton, Dubilier               Clayton, Dubilier & Rice,     Company;
& Rice, Inc.                        Inc.; Chief Executive         True North
126 East 56th Street                Officer (1993) Medco          Communications
New York, NY  10022                 Containment Services, Inc.    Inc.
                                    (health care related
                                    services company);
                                    President and Chief
                                    Operating Officer (1990-1992),
                                    Citicorp and Citibank, N.A.
                                    (bank and financial services
                                    companies).

Elaine L. Chao        42    1994    President and Chief           Dole Food
c/o United Way                      Executive Officer (1992 to    Company
of America                          present), United Way of
701 North Fairfax Street            America; Director (1991 -
Alexandria, VA  22314               1992), Peace Corps; Deputy
                                    Secretary (1989-1991),
                                    United States Department of
                                    Transportation.

William H. Gray III   53    1994    President and Chief           Chase Manhattan
c/o United Negro                    Executive Officer (1991       Corp.; MBIA
College Fund                        to present), United Negro     Corp.;
700 13th Street, N.W.               College Fund; Congressman     Prudential
Suite 1180                          2nd District Pennsylvania     Insurance Corp.
Washington, D.C.  20005             (1979-1991), U.S. House of    of America;
                                    Representatives.              Rockwell Int'l
                                                                  Corp.; Union
                                                                  Pacific Corp.;
                                                                  Warner Lambert
                                                                  Corp.; and
                                                                  Westinghouse
                                                                  Corp.

Michael E. Porter     47    1993    Professor (1973 to present),  Alpha Beta
c/o Harvard Business                Harvard Business School.      Technologies,
School                                                            Inc.
Aldrich Building,
Room 200
Soldiers Field Road
Boston, MA  02163

Henri A. Termeer      48    1993    Chairman, President and       Abiomed Inc.;
c/o Genzyme Corporation             Chief Executive Officer       AutoImmune
One Kendall Square                  (1988 to present), Genzyme    Inc.; Hambrecht
Cambridge, MA 02139                 Corporation.                  & Quist Health
                                                                  Care Investors,
                                                                  Inc.; Hambrecht
                                                                  & Quist Life
                                                                  Sciences; IG
                                                                  Laboratories,
                                                                  Inc.; Xenova
                                                                  Corp.; Genzyme
                                                                  Corp.; Genzyme
                                                                  Transgenics; and
                                                                  Neozyme II Corp.


Board Meetings and Committees

     The Board of Directors is comprised of Jim P. Manzi, Richard
S. Braddock, Elaine L. Chao, William H. Gray III, Michael E. Porter and Henri A. Termeer. The Board of Directors met six times during the year ended December 31, 1994. The Board of Directors has a Compensation Committee, which establishes and reviews compensation of senior management and which consists of Messrs. Braddock and Termeer. The Compensation Committee met once during 1994. The Board of Directors also has an Audit Committee which oversees actions taken by the Company's independent auditors and reviews the Company's internal controls, consisting of Mr. Porter and Ms. Chao. The Audit Committee met twice during 1994.

     Pursuant to the Company's By-laws, the Board of Directors has set the number of directors of the Company to be elected at the Meeting at six. All nominees are currently members of the Board of Directors.




Certain Transactions

     In 1994, the Company paid fees for legal services of approximately $2,790,188 to O'Sullivan Graev & Karabell, the law firm of which Lawrence G. Graev is a member. Mr. Graev served as a member of the Board of Directors until May 1994.

     The Company's Profit Sharing and 401k Plan invests in a number of investment funds at the direction of its participants. During 1994, the Profit Sharing and 401k Plan invested in the Fixed Income Fund, which is managed by Fidelity Management Trust Company, and in the Fidelity Magellan Fund and the Fidelity Equity Income Funds, which are managed by Fidelity Management & Research Company. Both Fidelity Management Trust Company and Fidelity Management & Research Company are wholly owned subsidiaries of FMR Corp., which, as of December 31, 1994, beneficially owned greater than 5% of the outstanding Common Stock of the Company. See "Principal Holders of Voting Securities" above and "Other Benefit Plans--Profit Sharing and 401k Plan" above.

     The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the nominees listed above.


              PROPOSAL NO. 2 - APPROVAL OF AMENDMENT
                  TO THE 1992 STOCK OPTION PLAN

Description of the 1992 Stock Option Plan

     Purpose. The purpose of the Lotus Development Corporation 1992 Stock Option Plan is to further the growth and success of the Company and its Subsidiaries (as defined in such plan) by enabling officers, employees and consultants of the Company and its Subsidiaries to acquire shares of Common Stock, thereby increasing their personal interest in such growth and success and to provide a means of rewarding outstanding performance by such persons to the Company or its Subsidiaries. Options granted under the 1992 Stock Option Plan ("Options") may be either "incentive stock options" ("ISOs"), intended to qualify as such under the provisions of Section 422 of the Code, or non-qualified stock options ("NSOs").

     Shares to be Optioned. The number of shares eligible for the granting of Options under the 1992 Stock Option Plan is 6,000,000, subject to adjustment as described below. No Option may be granted after April 21, 2002, the tenth anniversary of the date on which the 1992 Stock Option Plan was adopted by the Board of Directors. Common Stock issuable upon exercise of an Option granted under the 1992 Stock Option Plan may be authorized but unissued shares of Common Stock and/or shares of Common Stock held in the Company's treasury. If and to the extent that Options granted under the 1992 Stock Option Plan terminate, expire or are canceled without having been fully exercised, new Options may be granted under the 1992 Stock Option Plan with respect to the shares of Common Stock covered by the unexercised portion of such terminated, expired or canceled Options.

     Administration of the Plan. The 1992 Stock Option Plan shall be administered by a Stock Option Committee (the "Committee") consisting of two or more non-employee Directors who are ineligible to participate in such plan and who shall be appointed to such Committee by the Board of Directors from time to time. In addition, so long as the 1992 Stock Option Plan shall be required to comply with Rule 16b-3 under the Exchange Act, each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3. The Committee shall have sole discretion (subject to the limits of the 1992 Stock Option Plan) to determine the persons to whom Options shall be granted ("Optionees"), the time of such grants, the number of shares subject to each Option, the Option exercise price, the time or times when each Option shall become exercisable and the duration of the exercise period. Except as otherwise expressly provided in the 1992 Stock Option Plan, the Committee shall have all powers with respect to the administration and interpretation of the Plan and any Option agreement issued thereunder.

     Eligible Persons. Options granted under the 1992 Stock Option Plan shall be, at the discretion of the Board of Directors (or the Committee), either ISOs or NSOs. ISOs may be granted only to persons who are officers or employees (including directors who are officers or employees) of the Company or its Subsidiaries. NSOs may be granted to officers, employees and consultants of the Company and its Subsidiaries (including directors who are officers, employees or consultants). No individual participant under the 1992 Stock Option Plan may be granted Options to purchase more than 250,000 shares of Common Stock in the aggregate during any calendar year. No ISO may be granted to an officer or employee who owns stock possessing more than 10% of the total voting power of all classes of stock of the Company (a "10% Person") unless the option price of the shares subject to such ISO is fixed at not less than 110% of Fair Market Value (as defined in the 1992 Stock Option Plan) on the date of grant and such ISO is not exercisable more than five years after its date of grant. As of December 31, 1994, approximately 5,665 persons would have been eligible to receive Options under such plan.

     Option Price. Options granted under the 1992 Stock Option Plan may not be granted at less than Fair Market Value on the date of grant. At March 1, 1995, the Fair Market Value of a share of Common Stock computed in accordance with the 1992 Stock Option Plan was $41.25.

     Exercise of Option. The terms of each Option granted under the 1992 Stock Option Plan shall be set forth in the Option Agreement evidencing the Option. Upon the exercise of an Option, an Optionee may pay the Company the amount of the aggregate Option exercise price with cash or a personal or certified check and/or, at the discretion of the Committee at the time of grant, with shares of Common Stock. Anything contained in the 1992 Stock Option Plan to the contrary notwithstanding, an ISO granted under the 1992 Stock Option Plan to an Optionee shall not be exercisable to the extent that the aggregate Fair Market Value of all stock with respect to which incentive stock options are exercisable for the first time by such Optionee during such calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000 (Fair Market Value being determined for such purpose for all such stock as of the date of grant of such ISO).

     Changes in Capital Structure. If the Common Stock is changed by reason of a stock split, reverse split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee shall make such adjustments in the number and class of shares of stock with respect to which Options may be granted under the 1992 Stock Option Plan as shall be equitable and appropriate in order to make such Options immediately after such change, as nearly as may be practicable, equivalent to such Options immediately prior to such change. A corresponding adjustment shall be made to each Option outstanding at the time such change is made. No such adjustment will be made in the case of ISOs, however, if such adjustment would constitute a modification, extension or renewal of such ISOs within the meaning of Section 422 and 425 of the Code and the regulations promulgated thereunder or would be considered, under
Section 422 of the Code, the adoption of a new plan requiring shareholder approval.

     In addition, no adjustment to options shall be made in connection with the dissolution or liquidation of the Company, a reorganization, merger or consolidation in which the Company is not the surviving corporation, or a sale of all or substantially all of the assets of the Company (a "Corporate Transaction"), if provision is made in connection with such transaction for the assumption of outstanding Options by, or the substitution for such Options of new options covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number, kind and option prices of shares subject to such new options; provided, however, that in the case of ISOs, the Committee shall, to the extent not inconsistent with the best interests of the Company or its Subsidiaries, use its best efforts to ensure that any adjustment or substitution will not constitute a modification, extension or renewal of such ISOs within the meaning of Section 425(h) of the Code or regulations promulgated thereunder.

     Restrictions on Options. No Options shall be granted under the 1992 Stock Option Plan, and no shares of Common Stock shall be issued upon the exercise of Options, unless and until the Company and/or the Optionee shall have complied with all laws and regulations relating thereto, including but not limited to federal and state securities laws. Options granted under the 1992 Stock Option Plan are nonassignable and nontransferable by the Optionee except by will or by the laws of descent and distribution.

     Amendment. The Board may at any time modify and amend the 1992 Stock Option Plan in any respect; provided, however, that the approval of holders of a majority of the voting capital stock of the Company (voting as a single class) shall be obtained prior to any such amendment becoming effective if such approval is required by law or is necessary to comply with regulations promulgated under Section 16(b) of the Exchange Act or with
Section 422 of the Code or the regulations promulgated thereunder.

     Termination of Options. Options granted under the 1992 Stock Option Plan and not theretofore exercised shall automatically terminate 90 days following any Termination for Cause (as defined in the 1992 Stock Option Plan), 12 months after the date on which the Optionee ceases to serve the Company by reason of death or total disability and six months after the Optionee ceases to serve the Company for any other reason; provided that the Option Agreement may provide for termination at such earlier times upon the occurrence of these and other events as the Committee determines in its discretion at the time of grant. In addition, Options will terminate automatically upon the occurrence of a Corporate Transaction if no provision is made for the assumption of outstanding Options or substitution of new options for such Options. An Option shall terminate automatically upon the tenth anniversary of its date of grant (or in the case of an ISO granted to a 10% Person, upon the fifth anniversary of the date of grant) and upon any transfer of a right or privilege relating thereto (other than by will or the laws of descent and distribution).

     Federal Income Tax Consequences. An NSO granted under the Plan will be treated for U.S. Federal income tax purposes pursuant to Section 83 of the Code and the Treasury Regulations promulgated thereunder. The following general rules are applicable to Optionees who are holders of such "non-statutory" options and to the Company for Federal income tax purposes, based upon the assumption that such options under the Plan do not have a "readily ascertainable fair market value" at the time of grant, as defined in the Treasury Regulations promulgated under Section 83 of the Code.

          1. The Optionee will not recognize any income on the grant of an NSO under the Plan.

          2. The Optionee will recognize ordinary compensation income on the date of exercise of an NSO in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price paid therefor.

          3. When an Optionee sells shares acquired through the exercise of an NSO, he or she will recognize gain or loss in an amount equal to the difference between the fair market value of the shares on the date of exercise and his or her selling price. Such gain or loss will be characterized as capital gain or loss if the shares are held as a capital asset immediately before their sale. If the Optionee holds the shares for the requisite one-year statutory holding period, this gain or loss will be treated as long-term capital gain or loss.

          4. In general, the Company will be entitled to a tax deduction in the year in which compensation income is recognized by the Optionee. The amount of the Company's allowable deduction will be equal to the compensation income recognized by the Optionee.

     The following Federal income tax consequences are applicable to ISOs granted and exercised pursuant to the Plan.

          1. If the Optionee is not a 10% Person (or if the Optionee is a 10% Person and the Option price is at least 110% of the fair market value of the shares at the date of grant), no taxable income results to the Optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of such option.

          2. No tax deduction is allowed to the Company upon either grant or exercise of an ISO pursuant to the Plan.

          3. If shares acquired upon exercise of an ISO are not disposed of (i) within the two years following the date the ISO was granted or (ii) within one year following the date the shares are transferred to him or her pursuant to the Option exercise, the difference between the amount realized on any disposition of the shares thereafter and the Option price will be treated as long-term capital gain or loss to the Optionee.

          4. If shares acquired upon exercise of an ISO are disposed of before the expiration of either of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the Option price or (ii) the actual gain on disposition, will be treated as compensation to the Optionee and will be taxed as ordinary income.

          5. In any year that an Optionee recognizes ordinary compensation income on the disposition of an ISO, the Company will generally be entitled to a corresponding tax deduction, in the same amount.

          6. Any excess of the amount realized by the Optionee on disposition over the sum of (i) the exercise price, and
     (ii) the amount of ordinary income recognized under the above rules will be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares.

     In addition to the tax consequences described above, ISOs granted pursuant to the Plan may result in a further "alternative minimum tax" to the Optionee under the Code. In such case, an amount equal to the excess, if any of the fair market value of the shares acquired on the date of exercise over the exercise price will be included as a positive adjustment to income in determining the alternative minimum taxable income of the Optionee as of the date of exercise.

     The 1992 Stock Option Plan is not an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974. The provisions of Section 401(a) of the Code are therefore not applicable to the 1992 Stock Option Plan.

Proposed Action

     It is proposed that the Shareholders approve the amendment of the 1992 Stock Option Plan to increase the authorized number of shares of Common Stock that may be offered under the plan from 6,000,000 to 12,000,000 shares.

     As of February 1, 1995, approximately 295,000 shares of Common Stock remained available for grant pursuant to the 1992 Stock Option Plan. The adoption of the amendment to the 1992 Stock Option Plan will provide additional shares for grant after the currently remaining shares in the plan have been granted in order that the Company may continue to attract and retain the best available personnel for positions of substantial responsibility and provide certain directors, employees and consultants with an additional incentive to contribute to the success of the Company. Additional authorized shares under the 1992 Stock Option Plan may also be used to provide incentives to senior management of the Company in the form of "premium options", which are priced above fair market value on the date of grant. See "Executive Compensation and Other Information Concerning Directors and Executive Officers - Option Grants in Last Fiscal Year" above. It is therefore proposed that the Company's shareholders approve the amendment of the 1992 Stock Option Plan.

     Approval of the amendment of the 1992 Stock Option Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented, and entitled to vote at the Meeting.

     The BOARD oF DIRECTORS unanimously recommends that shareholders vote FOR approval of the amendment of the 1992
Stock Option Plan.

     PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1995. Coopers & Lybrand has served as the Company's auditors since 1982. It is expected that a member of the firm of Coopers & Lybrand will be present at the Meeting and will be available to make a statement and to respond to appropriate questions. If the shareholders do not ratify the selection of Coopers & Lybrand, the Board of Directors may consider selection of other independent certified public accountants to serve as independent auditors, but no assurances can be made that the Board of Directors will do so or that any other independent certified public accountants would be willing to serve.

     The Board of Directors unanimously recommends a vote FOR the ratification of this selection.

                      VOTING PROCEDURES

     For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote. Shares that abstain or for which the authority to vote is withheld on certain matters will, however, be treated as present for quorum purposes on all matters.


                         OTHER BUSINESS

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that stated above. If other business should come before the Meeting, the persons named in the proxies solicited hereby, each of whom is an officer of the Company, may vote all shares subject to such proxies with respect to any such business in the best judgment of such persons.

                      SHAREHOLDER PROPOSALS

     It is currently contemplated that the 1996 Annual Meeting of Shareholders will be held on or about May 9, 1996. Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 18, 1995. It is suggested that proponents submit their proposals by certified mail, return receipt requested.

                  EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally by the Company by use of the mails. The Company has also engaged the services of Georgeson & Company Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500 plus expenses. Further solicitation of proxies from some shareholders may be made by directors, officers and regular employees of the Company personally or by telephone, telegraph or letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid for any such further solicitation. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit customers of theirs who have shares of Common Stock registered in the name of a nominee. The Company will reimburse any such persons for their reasonable out-of-pocket expenses.


Dated: March 20, 1995

__________________________________________________________________________


                  LOTUS DEVELOPMENT CORPORATION
                      55 Cambridge Parkway
                 Cambridge, Massachusetts 02142

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edwin J. Gillis and Thomas
M. Lemberg as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock, $.01 par value, of Lotus Development Corporation held of record by the undersigned on March 10, 1995, at the Annual Meeting of Shareholders to be held on May 2, 1995, or any adjournment thereof, on all matters on which the undersigned would be entitled to vote.

     This Proxy when properly executed will be voted in the manner indicated herein by the undersigned. If no contrary indication is made, the proxies will vote FOR the other proposals described in this Proxy and the accompanying Proxy Statement.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

           CONTINUED AND TO BE SIGNED ON REVERSE SIDE

          Please mark
    X     votes as in
______    this example

The Board of Directors recommends that you vote FOR Proposals 1 through 3.

1. Election of Directors

Nominees:  Jim P. Manzi, Richard S. Braddock,
           Elaine L. Chao, William H. Gray III,
           Michael E. Porter and Henri A. Termeer

                         FOR           WITHHELD
                        ______          ______

______________________________________
For all nominees except as noted above


 2. Amendment of 1992 Stock Option Plan
    to increase number of authorized shares.

                   FOR       AGAINST      ABSTAIN
                  ________   ________    _________

 3. Ratification of selection of Coopers & Lybrand L.L.P.
    as auditors.

                  FOR       AGAINST       ABSTAIN
                 ________   ________     __________

MARK HERE
  FOR ADDRESS
  CHANGE AND  ________
NOTE AT LEFT

This proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants both should sign. Executors, administrators, trustees, etc. should indicate their capacities. If the signer is a corporation, please sign full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation.


Signature:__________________________  Date___________


Signature:__________________________  Date___________

____________________________________________________________________________






                              LOTUS DEVELOPMENT CORPORATION
                               1994 REPORT TO SHAREHOLDERS


FINANCIAL HIGHLIGHTS

- ---------------------------------------------------------------------------------------------
(In thousands,
except per share data)          1994           1993          1992          1991          1990
- ---------------------------------------------------------------------------------------------
Net sales ................. $970,723       $981,168      $900,149      $828,895      $692,242
Net income (loss) .........  (20,879) (1)    55,535 (2)    80,403 (3)    33,116 (4)    23,254 (5)
Net income (loss) per share    (0.44) (1)      1.24 (2)      1.87 (3)      0.75 (4)      0.54 (5)
Total assets ..............  904,079        905,345       763,444       725,537       656,807
Stockholders' equity ......  554,130        528,391       399,438       323,113       309,439
=============================================================================================

Notes: (1) 1994 amounts include a non-tax deductible charge to operations of
           $67.9 million, or $1.40 per share, for purchased research and development related to the acquisitions of Soft*Switch, Inc. and Edge Research, Inc. 1994 amounts also include a restructuring charge of $9 million on a pre-tax basis and $5.8 million, or $0.12 per share, on an after-tax basis.

       (2) 1993 amounts include a non-tax deductible charge to operations of $19.9 million, or $0.45 per share, for purchased research and development related to the acquisition of Approach Software
           Corporation.

       (3) 1992 amounts include gains on the sale of the Company's investment in Sybase, Inc., of $49.7 million on a pre-tax basis and $33.3 million, or $0.77 per share, on an after-tax basis. 1992 amounts also include a restructuring charge of $15 million on a pre-tax basis and $10.1 million, or $0.23 per share, on an after-tax basis.

       (4) 1991 amounts include a restructuring charge of $23 million on a pre-tax basis and $18.6 million, or $0.42 per share, on an after-tax basis.

       (5) 1990 amounts include a non-tax deductible charge to operations of $53 million, or $1.23 per share, for purchased research and development related to the acquisition of Samna Corporation.

PRESIDENT'S LETTER


    1994 was the year of the information superhighway - in the media, countless conference speeches, and almost anything associated with information technology. We've been unable to escape from the metaphor. So we've made it the theme for this year's annual report.
    But we've got our own take on it. For us, it's as much a continuing journey as an ultimate destination. Last year I vowed to never again mention the word "transition," but in retrospect, that was unrealistic. Transition is another word for change, and in our business, change is inevitable. In fact, our company is all about creating and exploiting change.
    Lotus began an important journey back in 1985 with the start of development for Notes. Back then, all the focus was on the individual desktop, which was perhaps not inappropriate for the flood tide of the PC Revolution. The idea of personal computers that would reach beyond the individual desktop and allow people to communicate and share information had fewer adherents.
    With Notes, we soon blazed a rather substantial road. Today, we have more than 5,000 customers and 1.35 million users. An entire industry has built up around Notes, with more than 8,000 business partners offering new products and services. cc:Mail, the industry's leading mail product, now has 6.5 million users.
    For Lotus, the information superhighway is not something on the drawing boards, or under construction. We have ten years of development experience and five years of in-market experience with our communications products, and people are using it to get places. In early 1994, IDC announced the results of a study showing that companies deploying Notes are realizing returns on investment averaging 179 percent.
    This past year, we've been joined by several partners in broadening the scope of Notes in the marketplace, including AT&T, Hewlett-Packard, and IBM.
Our communications strategy has clearly given us a fast lane for growth - with revenues increasing 94 percent this past year. In the fourth quarter, communications revenues exceeded desktop revenues for the first time.
     We now have three major businesses. The first two, communications and desktop applications, are well established. As the transition toward communications continues, the desktop business remains substantial, generating revenues and profits that enable us to invest in growth. Our third business, public networks and inter-enterprise computing, is just getting started and has vast potential.
    Our commitment to the desktop remains strong. We continued to move ahead with our desktop applications in 1994, with 1-2-3 Release 5, a new SmartSuite, and new releases of Approach, Organizer, Freelance Graphics and Ami Pro. But this is no longer an easy business. There are factors, such as the maturity of the business and the unrelenting competition, that have changed this business forever. We also made our own mistakes - a series of product slips at mid-year and poor performance in Europe - but we've taken steps to correct them.
    The pace of growth for each of our businesses is clearly quite different. The desktop business has become mature, with marginal growth. Renewed growth will depend on our ability to reinvent it through team computing. Our communications business, on the other hand, has established considerable momentum. And our public network inter-enterprise business is a classic start-up, with no profits now, but enormous growth potential.
    Given this mix and range in our businesses, it is not surprising that our stock price was volatile this past year. The market had a wide range of views on the size and timing of future profits. For our part, we are quite happy with our mix. It provides a good balance of steady revenues and substantial growth opportunities.
    The question we must always ask is: Are we there yet?
    Part of the answer, obviously, is yes. We have built a great road. We are out in front with Notes. No competitor has anything like it. Our customers are reaching destinations in terms of return on investment and achieving business goals.
    But in another sense, we are still on our way. Our customers continue to face difficult technology and investment choices, and no one is going to get there all at once. Our job is to help them manage the journey. As Jack Kerouac said in On the Road: "There's always more, a little further - it never ends." That's fine with us. There are many opportunities still ahead - for Lotus, our shareholders, and our customers.



/s/ Jim Manzi


Jim Manzi
President and CEO

Figure 1 - photo of Jim Manzi, President and CEO Lotus Development Corporation.

Figure 2 - graphic text reads across the top of all pages of the story. Figure 3 - photo of a portion of a yellow line in road.
Figure 4 - the words STARTING OUT appear in vertical text format along left side of page.

    There is such a thing as vision in the world of business. It is never as dramatic or far-reaching as what happened to Saul on the road to Damascus, but it does occur, and when it does, it can have a major impact on a company and its customers, even on the way that all companies do business.
    The vision that now guides Lotus began back in 1985, when Ray Ozzie and a small team of developers started work on the software that became Lotus Notes. It began with an idea that was different - at the time.
    In 1985, the PC Revolution was in full flower, and all the attention was on the possibilities of individual empowerment and, it was assumed, individual productivity.
    The different view - or vision - of the Notes developers was that personal computers were more interesting, and quite possibly more valuable, if people could use them, not just to work in isolation, but to communicate and share information with other people. Work in any organization is, after all, as much collaborative as personal. In fact, work always involves other people, and in business, products are rarely developed or sold, and revenues are rarely generated, by people acting alone.

Figure 5 - photo of a "Pedestrians Crossing" street sign.

    The insight seems obvious today, when everyone is clamoring to engineer their way onto the information superhighway. But back in 1985, developing Notes was an errand into the wilderness, an errand that took five years of development, followed by five years of in-market and further development to reach what it's become today. But our foresight has paid off with annual growth rates of nearly 100 percent for Lotus communications products, and we are ahead of the rush to the highway. We have been on it, with our customers, for some time. As Old Bull Lee says in On the Road: "Only damn fools pay no attention to visions."

Figure 6 - photo of a pair of binoculars in the lower right corner of page.

Figure 7 - photo of tire tread marks in road.
Figure 8 - the words ROADS PRECEDE MAPS appear in vertical text format along left side of page.

    If you are making a map, it helps if you've been there. Otherwise you are like those mapmakers before Columbus who drew wild beasts at the edge of the world. Or those real estate boosters in early 19th century America who created maps of imaginary roads to imaginary cities in order to sell land on the frontier.
    For Lotus, there is nothing new about groupware, communications software, or helping people use computer networks to share information and achieve organizational goals. We've been exploring this territory with our customers for some time.
    Roads have been built, and people are using them to get where they want to go. There are now 1.35 million users of Notes, and 6.5 million users of cc:Mail, and thousands more are being added every month. Lotus has more than 5,000 customers and 8,000 business partners developing applications for Notes and cc:Mail.

Figure 9 - photo of bridge overpass.

    Other substantial roads built by Lotus preceded these newer ones. They are our desktop applications. One of them, 1-2-3, pretty much blazed the way for a whole new industry. When we began building communications software, at first it appeared to diverge from traditional desktop applications. But we always believed that all of our products are more useful if they work together, if you can readily get from one to the other, if the roads converge.
    Today, many customers use our desktop suite because it works so well with our communications applications, and vice versa.
    In discussions of computer systems and software, you often hear the term "architecture." It is like a map, and some say that when you don't have products in the marketplace, an architecture is the next best thing. But Lotus' communications architecture is real, something on which real products, tools, services, and thousands of applications are being built. It is a map being drawn from ever-widening experience and knowledge.

Figure 10 - photo of a globe in lower right corner.

Figure 11 - an abstract photo of an interstate highway sign.
Figure 12 - the words ROADS ARE FOR COMMERCE appear in vertical text format along the left side of page.

    The Romans built roads to administer their empire, and one rationale for the interstate highway system in the United States was civil defense. But the main purpose of roads has always been commerce: getting goods and services to market, connecting business with customers, producers with suppliers.
    The same is true of today's electronic highways. The main purpose is not home entertainment, but work and commerce.
    Eventually there may be movies on demand and a marketplace for home shopping that goes beyond ordering pizza or floral arrangements. But in the meantime, there's already substantial and rapidly growing traffic that serves the business (as distinct from the consumer) marketplace. Companies invest in Notes applications because they can reduce the time and enhance the quality of such basic business processes as product development and customer service. The growth of the business market is driven by the tangible returns companies receive on their investment.

Figure 13 - photo of the side of a truck.

    The first electronic links are internal, connecting groups within the enterprise, but soon reach outward to connect the enterprise with customers and suppliers. As a result of this electronic web, the structure of business organizations, and the nature of commerce itself, is changing. Businesses are able to focus on what they do best, and "outsource" other functions. The lines between companies, even industries, become blurred, and new configurations and new opportunities for commerce become possible. One road leads to another.

Figure 14 - photo of a scale in the lower right corner of page.

Figure 15 - photo of a 15-minute parking sign.
Figure 16 - the words YOU NEED TO GET THERE FROM HERE appear in vertical text format along the left side of page.

    There is no standing still - we know we can't be complacent.
    Lotus' communications strategy rests on the premise that our customers have little interest in open-ended questions. Companies are more concerned with achieving specific goals, such as profitability and market share. "Are we there yet?" is about as general as any business question gets, and it implies a destination.
    Surfing on a sea of information is not a business goal. Nor is the accumulation of information. Since economic value is based on scarcity, and since the amount of information in the world is infinite, information has no value by itself. It is valuable when it is used, when it leads to the production of goods and services.

Figure 17 - photo of tire tread marks on the road into the horizon.

    The information economy is nothing new. Every economy - from the hunter-gatherer clans to market economies and even planned economies - depends on information. What has changed is the velocity of information and the potential access to it - both the result of today's information and communications technology. This places a premium on getting the right information and getting it fast, and on marshalling information in order to decide and act. Businesses are attempting to transform themselves with information technology ("reengineering" has become well established in business parlance).
    Lotus' business lies at the heart of a major intersection where technology, organizational change, and the impact on people at work all converge. Our purpose is to provide not just great products - Notes, cc:Mail and desktop applications for team computing - but also the benefit of our experience and knowledge, so that our customers can get where they want to go.

Figure 18 - photo of a welcome mat in lower right corner of page.

MANAGEMENT'S DISCUSSION AND ANALYSIS

As an aid to understanding the Company's operating results, the table below indicates the percentage relationships of income and expense items included in the Consolidated Statements of Operations for each of the three years ended December 31, 1994 and the percentage changes in those items for each of the two years ended December 31, 1994.

Percent changes year to year                            Items as a percentage of net sales
- ------------------------------------------------------------------------------------------
 1994-93   1993-92     Income and expense items               1994         1993       1992
- ------------------------------------------------------------------------------------------
   (1%)       9%       Net sales                            100.0%       100.0%     100.0%
  (15%)       1%       Cost of sales                         17.8%        20.6%      22.2%
- ------------------------------------------------------------------------------------------
    3%       11%          Gross margin                       82.2%        79.4%      77.8%
                       Expenses:
   25%        7%          Research and development           16.3%        12.9%      13.1%
    8%        9%          Sales and marketing                51.2%        47.2%      47.1%
   (2%)       1%          General and administrative          7.1%         7.1%       7.7%
    -         -           Other (income)/expense, net (A)     7.0%         1.8%      (3.4%)
- ------------------------------------------------------------------------------------------
   17%       17%             Total expenses                  81.6%        69.0%      64.5%
- ------------------------------------------------------------------------------------------
  (94%)     (15%)      Income before provision for
                          income taxes                        0.6%        10.4%      13.3%
  (43%)      17%       Provision for income taxes             2.7%         4.7%       4.4%
- ------------------------------------------------------------------------------------------
 (138%)     (31%)         Net income (loss)                  (2.1%)        5.7%       8.9%
==========================================================================================
 (135%)     (34%)      Net income (loss) per share          ($0.44)       $1.24      $1.87
==========================================================================================

Note (A): 1994, 1993 and 1992 amounts include significant non-recurring income and expense items which are set forth in Footnote J to the financial statements.

RESULTS OF OPERATIONS
1994 compared to 1993
- ---------------------

Revenue

The Company's revenue is derived from desktop applications products and communications products and services. Desktop applications products include SmartSuite (an integrated applications suite), 1-2-3 (spreadsheets), Ami Pro (word processing), Freelance Graphics (presentation graphics), Lotus Approach (end-user database) and Lotus Organizer (personal information management). Communications products and services include Lotus Notes (workgroup computing), cc:Mail (electronic mail), Soft*Switch (electronic mail switching) and consulting services.
    The Company's worldwide revenue decreased 1% to $971 million in 1994. Revenue from desktop applications declined by 20%, while revenue from communications products and services grew by 94%. This performance generally reflects competition for the Company's products in the maturing desktop applications market, growing momentum for the Company's products in the expanding client-server communications market and an initial adverse effect from the implementation of the Company's Passport program.

Desktop Applications Revenue

Revenue from desktop applications represented 64% of total revenue in 1994, as compared to 79% in 1993. DOS desktop applications revenue, primarily from 1-2-3 for DOS, declined approximately $135 million in 1994. Windows desktop applications revenue remained relatively unchanged in 1994, as an increase in revenue from SmartSuite was offset by a decline in revenue from standalone applications. SmartSuite represented 46% of Windows desktop applications revenue in 1994 compared to 30% in 1993.
    The 20% decline in desktop applications revenue in 1994 is primarily attributable to severe competition, as well as downward pricing pressure and the continuing migration of users from DOS-based to Windows-based applications.
    The Company believes that intense competition, particularly from its largest competitor, Microsoft Corporation ("Microsoft"), resulted in a reduction in Windows desktop applications revenue and market share. The Company believes that mid-year delays in the shipment of certain Windows desktop products also contributed to a decrease in revenue and market share as certain end-users may have purchased competitive products rather than waiting for the Company's new product offerings. Windows market share losses were particularly pronounced in the Company's European business, where weaker-than-expected end-user demand, higher-than-desired distribution channel inventories in certain markets and severe competition contributed to the decline in desktop applications revenue.
    On a worldwide basis, pricing for Windows desktop applications products declined in 1994 compared to 1993 due to competitive factors and an increase in the number of volume sales contracts with large corporate customers. The
Company anticipates that downward pressure on pricing will continue.
    The marketplace migration from DOS to Windows adversely affected and will continue to affect the Company's results, as its current market share for Windows spreadsheets is lower than that for DOS spreadsheets. However, the Company believes that the magnitude of the decline in DOS-based revenue in 1995 should not be as dramatic as that experienced in recent years, as DOS-based revenue continues to represent a smaller share of overall revenue.
    Other factors that could affect the Company's desktop applications revenue over its next fiscal year include the rate of growth of the Windows market, the market shift from standalone applications to integrated suites, the impact of "Windows 95", a new operating system that Microsoft has announced it will release in 1995, and the sales and marketing efforts of Microsoft and Novell, Inc. ("Novell") relative to those of the Company. See "Issues and Risks".
    Significant new desktop products released in the third quarter of 1994 included 1-2-3 for Windows Release 5.0, 1-2-3 for DOS Release 4.0, SmartSuite for Windows Release 3.0, Ami Pro for Windows Release 3.1, Freelance Graphics for Windows Release 2.1 and Lotus Approach for Windows Release 3.0. In the fourth quarter of 1994, the Company released Lotus Organizer for Windows Release 2.0.

Communications Products and Services Revenue

Revenue from communications products and services represented 36% of total revenue in 1994 as compared to 19% in 1993. The primary component of the communications revenue growth was a substantial increase in Lotus Notes revenue. Notes revenue increased more than 100% during the year, and the number of Notes users more than doubled. As of December 31, 1994, there were approximately
1.35 million users of Notes worldwide.
    The Company believes that its Notes revenue performance was driven by several elements. As the client-server market expands and there is a greater availability of networked personal computers, demand for networked applications, such as Notes, has increased. In addition, end-user demand for Notes has grown dramatically as customers have begun to understand how the product's workgroup computing capabilities can enable them to become more productive. The Company has further enhanced the product's value to customers by expanding the number of third parties, or business partners, who are capable of developing applications for Notes. As of December 31, 1994, the number of business partners offering products and services for Notes had increased to more than 8,000. Also contributing to the growth in Notes revenue is the greater availability of Notes on different operating system platforms. As of December 31, 1994, Notes was available on the Windows, Windows NT, OS/2, Macintosh,
UNIX SCO, UNIX AIX, UNIX HP-UX and Sun Solaris operating system platforms.
    The Company announced that it will lower its pricing for Notes in 1995 in an effort to accelerate growth in the number of end-users. While the Company does not believe that competition is currently a significant factor in the workgroup computing market, several competitors with greater resources than those of the Company have announced their intentions to enter into this market. In addition, the Company expects that continued growth in this market will attract other competitors. The latest commercially available version of Notes, Release 3.2, was last updated in the third quarter of 1994.
    Also contributing to the communications revenue growth were increases in product and service revenue from cc:Mail, consulting services and customer support. In addition, communications revenue in 1994 included five months of revenue from newly acquired Soft*Switch, Inc. ("Soft*Switch"). While cc:Mail revenue continues to grow, its rate of growth is lower than that of the prior year. The Company believes that the decline in the rate of growth of cc:Mail revenue is attributable to a decline in the growth rate of the LAN-based electronic mail market and to increased competition. As of December 31, 1994, there were approximately 6.5 million cc:Mail users worldwide. The Company anticipates that customer support revenue from communications products will continue to represent a growing component of communications revenue as the installed base of Notes, cc:Mail and Soft*Switch customers grows.

Passport Program

In May 1994, the Company launched Passport, a new sales program intended to facilitate and simplify volume purchases by corporate customers on a worldwide basis. Under the Passport program, the Company's resellers offer discounted worldwide pricing to end-user customers based on customers' cumulative program purchases or their non-binding commitments to purchase certain volumes of Lotus products in the future. Customers can select options that may or may not require an initial purchase. However, if an initial purchase is not required, customers can maintain their program pricing by purchasing against their commitments in a specified period of time and by purchasing a certain percentage of their total commitment within the first six months. The Company believes that the transition to Passport resulted in a slower-than-expected conversion of customer purchase commitments into actual sales in the second and third quarters of 1994. However, the Company believes that over time Passport will strengthen its competitive position and will result in increased sales.

International Revenue

Revenue outside the United States declined to 48% of the Company's worldwide revenue in 1994 from 51% in 1993, primarily due to the decline in desktop revenue in Europe. This decline was partially offset by sales gains in the Asia Pacific region, particularly in communications revenue in Japan. The impact of foreign currency fluctuations on international revenue was insignificant.

Expenses and Profit Margins

Gross margin as a percentage of sales increased to 82% in 1994 compared with 79% in 1993. The gross margin improvement is primarily attributable to reduced manufacturing and delivery costs resulting from an increase in the percentage of sales in the form of non-physical license rights, a corresponding decrease in the percentage of sales in the form of physical units ("shrinkwrap product") and material cost reductions. Gross profit margins in the United States were approximately 85% in 1994 as compared to approximately 80% in 1993. International gross profit margins were approximately 77% in 1994 as compared to approximately 78% in 1993. The difference in geographic margins in 1994 was primarily due to a more rapid shift in the United States of sales from physical units to non-physical license rights.
    The Company continues to make investments in research and development to maintain a competitive position in the desktop market and to add to and improve its communications products. Research and development expenses increased 25% to $159 million in 1994, reflecting a constant level of desktop development spending year over year and significantly higher spending associated with the Company's communications products. Additionally, the acquisition of Soft*Switch and an increase in international product development spending contributed to higher research and development expenses. Capitalized software development costs during 1994 were $36 million compared with $25 million for 1993. The increase reflects the growth in research and development spending on communications products.
    Sales and marketing expenses increased 8% to $497 million in 1994. The increase consists of significantly higher spending for marketing, sales and support of communications products and a slight decrease in marketing spending for desktop products. The Company's expansion of its communications support capability and growth in the consulting services business also drove higher sales and marketing spending in 1994.
    General and administrative expenses decreased 2% to $69 million in 1994 as the Company continued efforts to control infrastructure and fixed costs.
    In May 1994, the Company acquired all of the outstanding shares of Iris Associates, Inc. ("Iris") in a transaction that was accounted for as a pooling of interests. The acquisition had an immaterial impact on the results of operations in 1994.
    In July 1994, the Company acquired Soft*Switch, Inc. The purchase price consisted of approximately $64.3 million of cash consideration, $8 million of assumed liabilities and $5.2 million of deferred tax liabilities. A significant portion of the purchase price was allocated to purchased research and development, resulting in a $62.5 million charge to the Company's 1994 operations. See Note K of Notes to Consolidated Financial Statements. This charge, which is included in other income and expense, is not deductible for tax purposes. Subsequent to the acquisition, the Company initiated substantial development efforts to make Soft*Switch's EMX products more competitive in a rapidly changing environment. These efforts are focused on the development of the ultimate standalone EMX product and the integration of the underlying EMX technology with the Company's other communications products. Development efforts will be concentrated on improving performance, cross-platform functionality, usability, connectivity, systems management and communication protocol layers and are expected to involve extensive rewriting of the code.
The Company expects to invest considerable amounts through 1997 to complete and continue development of the ultimate technologies using the purchased research and development.
    In September 1994, the Company acquired Edge Research, Inc. ("Edge"). The purchase price was allocated to purchased research and development resulting in a $5.4 million non-tax deductible charge to other income and expense in 1994. See Note K of Notes to Consolidated Financial Statements.

    In the third quarter of 1994, the Company recorded a $9 million restructuring charge to other income and expense related to the Company's European operations and to the discontinuation of a product. European restructuring activities include the streamlining of the marketing organization from a product focus to a market segment focus, the centralization of certain finance and administration functions and a reduction in desktop applications support staff. The restructuring activities in 1994 resulted in a reduction in force of approximately 130 positions, primarily in the United Kingdom and Germany. The associated charge reflects severance and related costs, of which $5.8 million was paid in 1994. The charge related to the discontinued product reflects a $1.1 million non-cash write-off of capitalized software due to the decision to discontinue further development and marketing. The Company anticipates that these restructuring activities will be essentially completed within the next six months and that the likely effects on future operating results will principally consist of a reduction in compensation and amortization expenses. The Company expects to save approximately $8 million annually over the next several years as a result of the restructuring. The Company does not believe that the restructuring will have a material impact on future liquidity.
    Other income and expense also includes interest income and expense and the effect of currency transaction gains and losses. Interest income was higher in 1994 than in 1993 because of higher average cash and short-term investment balances and higher interest rates. Interest expense declined primarily due to scheduled debt repayments.
    In June 1993, the Company acquired Approach Software Corporation ("Approach"). The purchase price consisted of approximately $23 million of cash consideration and assumed liabilities. A significant portion of the purchase price was allocated to purchased research and development, resulting in a $19.9 million charge to the Company's 1993 operations. See Note K of Notes to Consolidated Financial Statements. This charge, which is included in other income and expense, is not deductible for tax purposes. Subsequent to the acquisition, the Company initiated substantial development efforts focused on improving the user interface, conforming the technology to the Company's cross-product standards and integrating the technology into the Company's suite of desktop applications. These efforts are expected to involve extensive rewriting of the code and the addition of significant new product features.
At the time of the acquisition, the Company expected to invest approximately $20 million through 1996 to complete and continue the development of the ultimate technology using the purchased research and development.
    Earnings for 1994, excluding the restructuring and purchased research and development charges, were $52.8 million, or $1.08 per share. Earnings for 1993, excluding the charge for purchased research and development, were $75.4 million, or $1.69 per share.
    The effective tax rate for 1994 of 36%, excluding the effect of non-tax deductible charges for purchased research and development related to the acquisitions of Soft*Switch and Edge, compares with 38% for 1993, excluding the effect of a non-tax deductible charge for purchased research and development related to the acquisition of Approach. The decrease in the rate reflects benefits derived from the Company's international manufacturing operations.

Issues and Risks
- ----------------

There are a number of business factors, which singularly or combined, may affect the future results of the Company. The following issues and risks, among others, should be considered when evaluating the future outlook of the Company.
    Competition, generally. The applications software business is highly competitive. The Company's products compete with software products offered by larger independent software companies, such as Microsoft and Novell. Certain products offered by the Company are directed at operating environments or business applications in which one or more companies were early entrants and enjoy significant product and market share.
    Rapid technological change. The personal computer and software industries are characterized by rapid technological change, such as changes in operating systems, and uncertainties as to widespread acceptance of new products. The Company's success in the future will depend in part on its ability to anticipate and respond to these changes on a timely basis.
    Changes in the personal computer industry. The Company believes that demand for the Company's products is indirectly linked to the demand for new personal computers for business use, particularly in the case of desktop applications. Historically, the industry has been characterized by sustained growth in unit sales of personal computers, but no assurance can be given that this trend will continue. Accordingly, the level of demand for personal computers for business use may be viewed by certain investors as potentially predictive of future demands for the Company's products.
    Long-term investment cycle. Developing, manufacturing and licensing software is expensive and the investment in product development often involves a long pay-back cycle. The Company's future plans include significant investments in software research and development, from which significant revenues may not be realized for a number of years.
    Historical significance of desktop revenue. Historically, the Company has used profits from desktop revenue to make substantial investments in the Company's communications products. Although revenue from communications products has grown significantly over the last few years, revenue from desktop applications is important to the continued funding of the communications business. There can be no assurance that desktop revenue will continue at historical levels.
    Windows desktop applications competition. The Company believes that its share of the Windows desktop applications market will be an important factor in its future success. Although the Company's share of this market fluctuates from quarter to quarter, management believes that the Company is second in market share to Microsoft, the developer of the MS-DOS and Microsoft Windows operating environments, in the spreadsheet and desktop suite product categories, and third behind Microsoft and WordPerfect, a unit of Novell, in the word processing product category. Furthermore, the Company believes that Microsoft has and will continue to use its position in operating systems to leverage its lead in the Windows desktop applications market.
    The market for Windows desktop applications is highly competitive and attempts by these larger competitors to maintain or increase market share may lead to product price reductions and increased marketing efforts aimed at sales of bundled desktop applications sold as suites.
    Desktop suites competition. Competition in the Windows applications market has been intensified by the emergence of desktop "suites", in which software publishers combine and integrate standalone applications for sale as a unit.
The desktop suite magnifies the effects of competition in the desktop applications market, since the popularity of one major product in a suite may drive the sale of the entire suite and may enable the software publisher to occupy the buyer's entire personal computer "desktop". Generally, the sales price of a suite is greater than the price of any single application included in the suite, but is significantly less than the aggregate price of all the applications included in the suite, if purchased separately. The Company believes that sales of SmartSuite generate greater revenue per user desktop and do not significantly reduce gross margins, despite imputed lower sales prices per application, because users of the suite purchase applications that they would not otherwise purchase on a standalone basis. The Company expects that sales of desktop suites will continue to account for a growing percentage of all Windows desktop sales and will eventually surpass aggregate sales of individual desktop applications as a percentage of all Windows desktop sales.

    The Company, Microsoft and Novell each market applications suites for the Windows operating environment. The Company believes that SmartSuite revenue has been driven by growing demand for desktop suites, the Company's highly rated individual applications, particularly 1-2-3 for Windows, and the high degree of integration among the products in its suite. However, no assurance can be given that sales of SmartSuite will grow.
    Communications products competition. The Company was an early entrant into the market for software designed to facilitate workgroup computing and believes that its offering, Lotus Notes, is the leading product in this category. Workgroup computing is an emerging technology and, as such, is subject to rapid changes. There can be no assurance that Notes will continue to gain market acceptance as increased competition brings new products and new technology to the marketplace for workgroup computing.
    Like the market for desktop applications generally, the market for local area network-based e-mail products is also highly competitive. The Company's largest competitor in this market is Microsoft, which has announced its intention to include certain e-mail functions in future versions of its operating systems software. There can be no assurance that such development will not have an adverse effect on the Company's market share for communications products.
    Possibility of new product delays. As is common in the computer software industry, the Company has from time to time experienced delays in its product development and "debugging" efforts, and may experience similar delays from time to time in the future. Significant delays in developing, completing or shipping new or enhanced products could adversely affect the Company.
    Historical patterns of revenue flow. The Company's sales revenue typically fluctuates from quarter to quarter, with sales being relatively higher in the fourth quarter and in quarters in which new versions of established products are introduced. In addition, a high percentage of the Company's revenues are expected to be realized in the third month of each fiscal quarter and tend to be concentrated in the latter half of that month. The Company's backlog early in a quarter will not generally be large enough to assure that it will meet its revenue targets for any particular quarter. Accordingly, the Company's quarterly results may be difficult to predict until the end of the quarter, and a shortfall in shipments or contract orders at the end of any particular quarter may cause the results of that quarter to fall short of anticipated levels.
    Reserves for sales returns. The Company engages channel partners to sell products to end-users. Channel partners buy significant quantities of products from the Company in anticipation of sales of such products. In certain circumstances, channel partners may be unable to sell their inventories to end-users and thus may return inventory to the Company. Consequently, the Company maintains reserves for product returns in accordance with historical experience and by making judgments about future competitive conditions and product life cycles. There can be no assurance that historical experience will be an accurate guide for the future, because the rate of product returns is primarily a function of the competitive state of the market in the future, and thus, in large part, is a function of the actions of the Company's competitors, which the Company cannot anticipate.
    Protection of intellectual property and other proprietary rights. The Company regards its applications as proprietary and attempts to protect its intellectual property rights by relying on copyrights, trademarks, patents, and common law safeguards, including trade secret protection, as well as restrictions on disclosure and transferability in its agreements with other parties. Although the Company intends to protect its intellectual property rights vigorously, there can be no assurance that the laws of all jurisdictions in which the Company's products are or may be developed, manufactured or sold will afford the same protection to its products and intellectual property, or will be enforced or enforceable by the Company, to the same extent as under the laws of the United States.
    The software industry is characterized by frequent litigation regarding copyright, patent and other intellectual property rights. The Company has from time to time had infringement claims asserted by third parties against it and its products. There can be no assurance that such third party claims will be resolved in a satisfactory manner, that third parties will not assert other claims against the Company with respect to existing or future products or that licenses will be available on reasonable terms, or at all, with respect to any third party technology underlying any such claims. In the event of litigation to determine the validity of any third party claims, such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company.

    Volatility of the Company's Common Stock. Market prices for securities of software companies have generally been volatile. In particular, the market price of the Company's Common Stock has been and may continue to be subject to significant fluctuations. These fluctuations may be due to factors specific to the Company (including those described above) or to factors affecting the computer industry or the securities markets in general.


1993 compared to 1992
- ---------------------

Worldwide revenue increased 9% in 1993 as compared to 1992. Desktop revenue was essentially unchanged in 1993, while communications-related revenue grew approximately 55%.
    Revenue from desktop applications was 79% of total revenue in 1993 and 84% of total revnue in 1992. In 1993, users continued to migrate from DOS-based applications to Windows-based applications. As a result, Windows revenue more than doubled as compared to 1992, while DOS-based revenue, particularly spreadsheets, declined approximately $215 million. Due to the full-fledged emergence of desktop "suites" in 1993, the Company's suite offering, SmartSuite, grew to represent approximately one-third of total 1993 Windows desktop applications revenue. Pricing declined during the first half of 1993, but remained relatively stable during the second half of 1993.
    Significant new Windows desktop products released in 1993 included 1-2-3 for Windows Release 4.0, Improv for Windows Release 2.0, Freelance Graphics for Windows Release 2.0, Lotus Organizer for Windows Release 1.1 and SmartSuite for Windows Release 2.0. Also released in 1993 were 1-2-3 for OS/2 Release 2.0, Freelance Graphics for OS/2 Release 1.0, Ami Pro for OS/2 Release 3.0 and an OS/2 SmartSuite.
    Communications products and services represented 19% of total revenue in 1993 as compared to 13% in 1992. Notes revenue more than doubled over 1992 and cc:Mail revenue grew considerably in 1993 as well. Consulting services revenue also increased significantly, resulting from internal growth and from the acquisition of several consulting businesses. New versions of Notes 3.0 were shipped for the Windows, Macintosh and OS/2 operating platforms in May 1993.
    Revenue outside the United States grew by 12% during 1993 and accounted for 51% of worldwide revenue in 1993 as compared to 49% in 1992. The impact of foreign currency fluctuations on international revenue was insignificant in 1993 and in 1992.
    Gross margin as a percentage of sales increased to 79% in 1993 compared with 78% in 1992. The rate was favorably affected by the achievement of manufacturing efficiencies resulting from higher production volumes, the closing of the Company's Puerto Rican manufacturing plant and material cost reductions.
    The increase in operating expenses in 1993 reflected higher spending associated with the development and enhancement of the communications products as well as a substantial investment in the sales and marketing of the communications business and SmartSuite. During 1993, research and development expenses increased 7% compared with 1992, and sales and marketing expenses increased 9% compared with 1992. General and administrative expenses increased only 1% and reflected the Company's continued efforts to control infrastructure and fixed costs.
    Interest income was higher in 1993 than 1992 because of higher average cash and short-term investment balances. Interest expense declined primarily due to scheduled repayments of long-term debt obligations.
    In June 1993, the Company acquired Approach Software Corporation. The purchase price consisted of approximately $23 million of cash consideration and assumed liabilities. A significant portion of the purchase price was allocated to purchased research and development, resulting in a $19.9 million non-tax deductible charge to the Company's 1993 operations. Earnings for 1993, excluding the charge for purchased research and development, were $75.4 million or $1.69 per share.
    Other income and expense in 1992 included a pre-tax gain of $49.7 million from the sale of the Company's investment in Sybase, Inc., offset by a restructuring charge of $15 million. The restructuring charge related principally to plans initiated by the Company in the fourth quarter of 1992 to close its Puerto Rican manufacturing subsidiary and to reorganize and centralize its North American and European operations related to logistics, distribution and support. Earnings for 1992, excluding the gain and the restructuring charge, were $57.2 million or $1.33 per share.
    The effective tax rate for 1993 was 38% compared with 33% in 1992. The increase in the tax rate reflected the effect of the loss of tax benefits associated with the closing of the Company's Puerto Rican manufacturing plant, a one percentage point increase in the U.S. federal statutory tax rate, and the impact of the statutory rate change on deferred taxes in accordance with FAS 109.

Liquidity and Capital Resources

Cash and short-term investments decreased $40 million to $376 million at December 31, 1994. The two primary sources of cash flow in 1994 were $97 million of cash generated by operations and $56 million in proceeds from the issuance of common stock under the Company's employee stock plans. The primary uses of cash flow for investing and financing activities were $44 million for the purchase of property and equipment, $39 million for payments for software and other intangibles, $66 million for acquisition payments, $28 million for the scheduled repayment of debt and $13 million to repurchase the Company's common stock under a previously announced buyback program.
    A substantial portion of the Company's cash and short-term investments are either deposited in financial institutions located in Puerto Rico or held by subsidiaries outside the United States. These investments can be readily transferred to the United States as required, subject to income and/or withholding taxes upon repatriation, for which taxes have been provided.
    The Company's financial resources are represented by cash, short-term investments and unused portions of credit facilities. The Company believes its financial resources and funds provided by ongoing operations are adequate to meet future liquidity requirements.

LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

- -----------------------------------------------------------------------------------------
                                                         Years ended December 31,
(In thousands, except per share data)              1994            1993             1992
- -----------------------------------------------------------------------------------------
Net sales                                      $970,723        $981,168         $900,149
Cost of sales                                   172,325         202,443          200,103
- -----------------------------------------------------------------------------------------
  Gross margin                                  798,398         778,725          700,046

Expenses:
  Research and development                      158,669         126,884          118,308
  Sales and marketing                           497,396         462,658          423,813
  General and administrative                     68,520          70,057           69,103
  Other (income)/expense, net (Note J)           68,214          17,357          (31,183)
- -----------------------------------------------------------------------------------------
    Total expenses                              792,799         676,956          580,041
- -----------------------------------------------------------------------------------------
Income before provision for income taxes          5,599         101,769          120,005
Provision for income taxes (Note H)              26,478          46,234           39,602
- -----------------------------------------------------------------------------------------
    Net income (loss)                          ($20,879)        $55,535          $80,403
=========================================================================================
  Net income (loss) per share                    ($0.44)          $1.24            $1.87
=========================================================================================
Shares used in calculation of net
  income (loss) per share                        47,013          44,721           42,994
=========================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED BALANCE SHEETS

- -----------------------------------------------------------------------------------------
                                                                    December 31,
(In thousands)                                             1994                     1993
- -----------------------------------------------------------------------------------------
Assets
- -----------------------------------------------------------------------------------------
Current assets:
  Cash and short-term investments (Note B)             $376,218                 $416,693
  Accounts receivable, net of allowances of
    $37,971 and $30,002                                 230,977                  217,336
  Inventory (Note C)                                     20,711                   21,220
  Other current assets                                   24,452                   20,817
- -----------------------------------------------------------------------------------------
    Total current assets                                652,358                  676,066
- -----------------------------------------------------------------------------------------
Property and equipment, net of accumulated
  depreciation and amortization of $185,286
  and $153,768 (Note D)                                 138,664                  127,437
Software and other intangibles, net of accumulated
  amortization of $128,140 and $123,016 (Note B)         96,228                   88,625
Other assets (Note E)                                    16,829                   13,217
- -----------------------------------------------------------------------------------------
    Total assets                                       $904,079                 $905,345
=========================================================================================

The accompanying notes are an integral part of the consolidated financial statements.



- -----------------------------------------------------------------------------------------
                                                                    December 31,
(In thousands, except per share data)                      1994                     1993
- -----------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
- -----------------------------------------------------------------------------------------
Current liabilities:
  Current portion of long-term debt (Note I)                $ -                  $28,480
  Accounts payable                                       44,815                   45,914
  Accrued compensation and benefits                      35,674                   36,368
  Accrued and deferred income taxes (Note H)             35,219                   49,017
  Other accrued expenses                                 74,516                   77,648
  Deferred revenue                                       70,130                   39,996
- -----------------------------------------------------------------------------------------
    Total current liabilities                           260,354                  277,423
- -----------------------------------------------------------------------------------------
Deferred income taxes (Note H)                           39,595                   49,531
Long-term debt (Note I)                                  50,000                   50,000
Commitments and contingencies (Note F)
Stockholders' equity (Note G):
  Preferred stock, $1.00 par value, 5,000
    shares authorized, none issued                            -                        -
  Common stock, $.01 par value, 200,000 and
    100,000 shares authorized; 63,575 and 62,152
    issued; and 47,849 and 44,928 outstanding               636                      622
  Additional paid-in capital                            280,815                  251,414
  Retained earnings                                     507,380                  526,554
  Treasury stock, 15,726 and 17,224 shares at an
    average cost of $14.95 and $14.44 per share        (235,047)                (248,728)
  Translation adjustment                                    346                   (1,471)
- -----------------------------------------------------------------------------------------
    Total stockholders' equity                          554,130                  528,391
- -----------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity         $904,079                 $905,345
=========================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

- -----------------------------------------------------------------------------------------
                                                         Years ended December 31,
(In thousands)                                     1994            1993             1992
- -----------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                            ($20,879)        $55,535           $80,403
  Gain on sale of investment in Sybase, Inc.          -               -           (49,706)
  Charge for purchased research and development  67,944          19,900                 -
  Depreciation and amortization                  87,392          86,973            84,319
  Change in assets and liabilities, net of
   effects from acquisitions:
    (Increase) decrease in accounts receivable    1,031         (42,000)          (11,031)
    Decrease in inventory                         3,237           3,207             7,681
    Increase (decrease) in accounts payable
      and accrued expenses                      (24,986)         10,832            (1,295)
    Increase (decrease) in accrued and
      deferred income taxes                     (30,075)         11,892            20,620
    Increase in deferred revenue                 20,263          15,601               521
    Net change in other working capital items    (6,532)            259            (3,170)
- ------------------------------------------------------------------------------------------
Net cash provided by operating activities        97,395         162,199           128,342
- ------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of property and equipment           (44,413)        (30,587)          (34,042)
  Payments for software and other intangibles   (39,265)        (36,771)          (39,315)
  Proceeds from sale of investment in
   Sybase, Inc.                                       -               -            77,719
  Proceeds from sales (purchases) of
   short-term investments, net                   84,702         (79,883)          (31,551)
  Payments for acquisitions, net of
   cash received                                (66,345)        (15,455)           (8,725)
  Other, net                                     (2,449)          2,002             1,364
- ------------------------------------------------------------------------------------------
Net cash used for investing activities          (67,770)       (160,694)          (34,550)
- ------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of long-term debt                   (28,480)        (30,260)          (30,260)
  Purchase of common stock for treasury         (12,625)         (8,107)          (35,876)
  Issuance of common stock, including
   tax benefit thereon                           55,707          81,708            32,244
  Decrease in short-term borrowings                   -          (1,130)          (23,167)
- ------------------------------------------------------------------------------------------
Net cash provided by (used for)
 financing activities                            14,602          42,211           (57,059)
- ------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents        44,227          43,716            36,733
Cash and cash equivalents, beginning of year    164,849         121,133            84,400
- ------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year          209,076         164,849           121,133
Short-term investments                          167,142         251,844           171,961
- ------------------------------------------------------------------------------------------
Cash and short-term investments                $376,218        $416,693          $293,094
==========================================================================================


Supplemental Cash Flow Information
- ------------------------------------------------------------------------------------------
(In thousands)                                     1994            1993             1992
- ------------------------------------------------------------------------------------------
  Interest received                             $17,062          $9,971          $10,952
  Interest paid                                  $5,765          $8,702          $13,970
  Income taxes paid                             $56,238         $24,698          $18,982
==========================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

LOTUS DEVELOPMENT CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

- ---------------------------------------------------------------------------------------------------------------------
Years ended December 31, 1992, 1993, and 1994              Additional
                                                 Common      Paid-In   Retained   Treasury   Translation
(In thousands)                                    Stock      Capital   Earnings     Stock     Adjustment      Total
- --------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                         $613     $194,710   $390,616  ($261,984)      ($842)    $323,113
- --------------------------------------------------------------------------------------------------------------------
Net income                                            -            -     80,403          -           -       80,403
Acquisition of 1,968 shares of common stock           -            -          -    (35,876)          -      (35,876)
Issuance of 395 shares of common stock under
  employee stock purchase plan                        -        1,308          -      5,518           -        6,826
Exercise of 1,229 non-qualified stock options         9       20,722          -      4,687           -       25,418
Currency translation effect                           -            -          -          -        (446)        (446)
- --------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                          622      216,740    471,019   (287,655)     (1,288)     399,438
- --------------------------------------------------------------------------------------------------------------------
Net income                                            -            -     55,535          -           -       55,535
Acquisition of 250 shares of common stock             -            -          -     (8,107)          -       (8,107)
Issuance of 360 shares of common stock under
  employee stock purchase plan                        -        2,894          -      5,139           -        8,033
Exercise of 2,937 non-qualified stock options         -       22,604          -     41,895           -       64,499
Income tax benefit related to exercise of
  stock options                                       -        9,176          -          -           -        9,176
Currency translation effect                           -            -          -          -        (183)        (183)
- --------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                          622      251,414    526,554   (248,728)     (1,471)     528,391
- --------------------------------------------------------------------------------------------------------------------
Net loss                                              -            -    (20,879)         -           -      (20,879)
Pooling of interests with Iris Associates,
  Inc. (Note K)                                      14            -      1,705          -           -        1,719
Acquisition of 323 shares of common stock             -            -          -    (12,625)          -      (12,625)
Issuance of 286 shares of common stock under
  employee stock purchase plan                        -        6,807          -      4,135           -       10,942
Exercise of 1,535 non-qualified stock options         -       13,270          -     22,171           -       35,441
Income tax benefit related to exercise of
  stock options                                       -        9,324          -          -           -        9,324
Currency translation effect                           -            -          -          -       1,817        1,817
- --------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                         $636     $280,815   $507,380  ($235,047)       $346     $554,130
====================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

LOTUS DEVELOPMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A  BUSINESS

The Company and its subsidiaries are engaged in the development, manufacturing, marketing and support of applications software. The Company sells its products primarily through distributors and resellers.


B  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
- ---------------------
The consolidated financial statements comprise those of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the financial statements of prior years have been reclassified to conform with the current year presentation.

Revenue Recognition
- -------------------
Revenue from the sale of software products to distributors, resellers and original equipment manufacturers is recognized when the products are shipped. Revenue is recognized from the sale of software products under installation agreements with end-users based upon the expected installation period, provided that payment is due currently. Maintenance, service and subscription revenue are recognized ratably over the term of the related sales contract or as services are performed. Allowances for estimated future product returns under the Company's agreements with its distributors and resellers for stock balancing and upgrade swaps are provided in the same period as the related revenue. Allowances for bad debts, which have not been material, are also provided.
    At the time the Company recognizes revenue from the sale of software products, no significant vendor and postcontract support obligations remain, and the costs of insignificant support obligations are accrued.

Cash and Short-term Investments
- -------------------------------
All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents, and those with maturities greater than three months are considered to be short-term investments. Short-term investments are stated at cost or amortized cost, which approximates market. Cash equivalents and short-term investments consist primarily of certificates of deposit, repurchase agreements, commercial paper, corporate bonds, Eurobonds, collateralized mortgage obligations and other money market instruments.
    In the first quarter of 1994, the Company adopted Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). The Company has the intent and ability to hold to maturity all securities that mature in less than one year. Accordingly, these "held-to-maturity" securities have been recorded at amortized cost. The Company has categorized all other securities as "available-for-sale," since the Company may liquidate these investments currently. FAS 115 requires that unrealized gains and losses on available-for-sale securities be excluded from earnings and reported in a separate component of stockholders' equity. At December 31, 1994, the unrealized loss was immaterial.
    The amortized cost of securities, which approximates fair value, consists of the following at December 31, 1994:

- ----------------------------------------------------------------------------
(In thousands)                           Maturity
                               Less than           One to
Type of security                one year       five years             Total
- ----------------------------------------------------------------------------
Corporate bonds
and Eurobonds                    $18,441          $51,058           $69,499

Commercial paper                  17,704              199            17,903

Collateralized mortgage
obligations                        4,145           12,640            16,785
- ----------------------------------------------------------------------------
                                  40,290           63,897           104,187
Cash, other cash
equivalents and other
short-term investments                                              272,031
- ----------------------------------------------------------------------------
Total cash and short-term
investments                                                        $376,218
============================================================================

Inventory
- ---------
Inventory is stated at cost, using the first-in, first-out (FIFO) method, but not in excess of net realizable value.

Property, Equipment and Depreciation
- ------------------------------------
Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets as follows:

- ----------------------------------------------------------------------------
Buildings                                                          30 years
Computer equipment                                              3 - 5 years
Manufacturing and other equipment                               3 - 5 years
Furniture and fixtures                                              5 years
Leasehold improvements               Shorter of lease term or life of asset
Building improvements                  Shorter of 10 years or life of asset
============================================================================

Maintenance and repairs are expensed as incurred. The costs of retired assets are removed from asset accounts and related depreciation is removed from accumulated depreciation.

Software and Other Intangibles
- ------------------------------
Costs related to research, design and development of computer software are charged to research and development expense as incurred. The Company capitalizes eligible software costs upon establishing product technological feasibility and amortizes these costs on a product-by-product basis commencing upon general release of the products to customers. Capitalized software costs are amortized on a straight-line basis over the economic life of the product, generally three years. The straight-line method of amortization generally results in approximately the same amount of expense as that calculated using the ratio that current period gross product revenues bear to the total of current and anticipated future gross product revenues. Internal software costs of $36.0 million, $25.0 million and $26.0 million were capitalized in 1994, 1993 and 1992. Related amortization charges of $29.1 million for 1994, $25.2 million for 1993 and $22.2 million for 1992 are reflected in cost of sales. The net amount of capitalized software was $53.6 million and $47.8 million as of December 31, 1994 and 1993.
    Intangible assets of $21.8 million capitalized in 1994 were largely attributable to the acquisitions of Soft*Switch, Inc. and a consulting services business. Intangible assets of $15.2 million and $22.1 million capitalized in 1993 and 1992 were primarily related to other acquisitions. These assets are amortized on a straight-line basis, generally over a three to five year period. Related amortization charges, the majority of which were reflected in cost of sales, totaled $20.2 million in 1994, $22.5 million in 1993 and $19.2 million in 1992.
    The Company evaluates the net realizable value of capitalized software and other intangibles on an ongoing basis relying on a number of factors including operating results, business plans, budgets and economic projections. In addition, the Company's evaluation considers non-financial data such as market trends, product development cycles and changes in management's market emphasis.

Income Taxes
- ------------
Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis carrying amounts of assets and liabilities using current statutory tax rates. A valuation reserve against deferred tax assets is recorded if, based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
    U.S. Federal income taxes, net of applicable foreign tax credits, are provided on the portion of foreign earnings which may be remitted to the Company's parent corporation in future years. Undistributed earnings of foreign affiliates reinvested in those operations indefinitely, and for which no U.S. taxes are provided, aggregated approximately $60 million and $40 million at December 31, 1994 and 1993.

Net Income (Loss) per Share
- ---------------------------
Per share amounts are calculated using the weighted average number of common shares and common share equivalents outstanding during periods of net income. Common share equivalents are attributable to unexercised stock options and are computed using the treasury stock method. Per share amounts are calculated using only the weighted average number of common shares outstanding during periods of net loss. Fully diluted net income per share is not materially different from reported primary net income per share.

Foreign Currency Translation
- ----------------------------
Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange during the year. Resulting translation adjustments are accumulated in a separate component of stockholders' equity. The effect of exchange rate changes on cash and cash equivalents was immaterial in 1994, 1993 and 1992.
    In an effort to minimize the effect of exchange rate fluctuations on the results of its operations and the asset and liability positions of foreign subsidiaries, the Company hedges certain portions of its foreign currency exposure through the use of forward exchange contracts and options on foreign currencies. The Company does not engage in foreign currency speculation. The cash flows related to the gains and losses on foreign currency hedges are classified in the statements of cash flows as part of cash flows from operating activities.
    Forward exchange contracts totaling $55 million, primarily to exchange foreign currencies for U.S. dollars, were outstanding at December 31, 1994. These contracts are used to hedge asset and liability positions of foreign subsidiaries. Gains and losses associated with currency rate changes on these contracts are recorded currently in income, offsetting losses and gains on the related assets and liabilities. All contracts, which primarily hedge European currencies and Japanese yen, mature during 1995. Forward exchange contracts outstanding at December 31, 1993, totaling $50 million, matured during 1994.
    Foreign currency options are used to hedge certain anticipated transactions denominated primarily in European currencies and Japanese yen. Potential losses on such contracts are limited to the cost of the options. Gains on such options are recorded in income only when realized, offsetting foreign exchange losses of the related transactions. There were no option contracts outstanding at December 31, 1994, and at December 31, 1993, the amount of option contracts outstanding was $96 million.
   The market risk exposure from currency options is limited to the cost of such instruments. The market risk exposure from forward contracts is assessed in light of the underlying currency exposures and is controlled by the initiation of additional or offsetting foreign currency contracts. Credit risk exposure from currency options and forward contracts is minimized as these instruments are contracted with multiple financial institutions.

    The fair value of currency options is established by obtaining bids, based upon a hypothetical sale of the options, from banks that are authorized currency traders. Forward contracts are revalued monthly by comparing contract rates to month-end exchange rates. The Company's currency options and forward contracts are over-the-counter instruments.

Financial Instruments
- ---------------------
The fair values of financial instruments, including cash equivalents, short-term investments, marketable securities, debt, options on foreign currencies and forward exchange contracts, approximated their carrying values at December 31, 1994 and 1993. Fair values have been determined through information obtained from market sources and management estimates.

Diversification of Credit Risk
- ------------------------------
The Company's investment portfolio is diversified and consists of cash equivalents and short-term investments placed with high credit qualified institutions. At December 31, 1994 and 1993, approximately 40% and 41% of accounts receivable represented amounts due from ten customers. The credit risk in the Company's trade accounts receivable is substantially mitigated by the Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of sales transactions.


C  INVENTORY

Inventory consists of the following:

- --------------------------------------------------------------------
                                                  December 31,
(In thousands)                               1994             1993
- --------------------------------------------------------------------
Finished goods                            $13,041          $13,962
Raw materials                               7,670            7,258
- --------------------------------------------------------------------
Total                                     $20,711          $21,220
====================================================================


D  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

- --------------------------------------------------------------------
                                                  December 31,
(In thousands)                               1994             1993
- --------------------------------------------------------------------
Land                                       $5,800           $7,395
Buildings and building improvements        58,185           55,463
Leasehold improvements                     38,891           36,699
Computer equipment                        139,964          111,045
Manufacturing and other equipment          49,841           44,191
Furniture and fixtures                     31,269           26,412
- --------------------------------------------------------------------
                                          323,950          281,205
Less accumulated depreciation
 and amortization                         185,286          153,768
- --------------------------------------------------------------------
Property and equipment, net              $138,664         $127,437
====================================================================


E  OTHER ASSETS

Other assets consist of the following:

- --------------------------------------------------------------------
                                                  December 31,
(In thousands)                               1994             1993
- --------------------------------------------------------------------
Marketable securities                      $3,004           $3,004
Deposits and other                         13,825           10,213
- --------------------------------------------------------------------
Total                                     $16,829          $13,217
====================================================================

Marketable securities represent investments in interest bearing securities held at a custodial institution in Puerto Rico. These securities are carried at cost, which approximates market.


F  COMMITMENTS AND CONTINGENCIES

Lease Commitments
- -----------------
The Company leases certain facilities and equipment under various operating leases. At December 31, 1994, future minimum lease payments under operating leases with terms in excess of one year were as follows:

- --------------------------------------------------------------------
Year                                                  (In thousands)
- --------------------------------------------------------------------
1995                                                        $37,027
1996                                                         32,171
1997                                                         21,287
1998                                                         17,003
1999                                                         12,931
Future years                                                 42,795
- --------------------------------------------------------------------
Total                                                      $163,214
====================================================================

Total rental expense was approximately $43.7 million, $41.7 million and $40.2 million for the years ended December 31, 1994, 1993 and 1992.

G  STOCK PLANS

Stock Option Plans
- ------------------
The Company has stock option plans for employees and consultants which provide for non-qualified and incentive stock options. Options are granted at a price not less than the fair market value on the date of grant. The options generally become exercisable over a four-year period and expire over a period not exceeding ten years. At December 31, 1994, 2.6 million shares were available for grant.
    The Company also has a stock option plan for non-employee directors which provides that each independent director of the Company be granted annually an option to acquire 10,000 shares of common stock at a price equal to the fair market value on the date of grant. The options become exercisable over a four year period and expire over a period not exceeding ten years. At December 31, 1994, 170,000 shares were available for grant.
    Activity in these plans was as follows:

- --------------------------------------------------------------------------
                                               Years ended December 31,
(In thousands, except option prices)         1994        1993        1992
- --------------------------------------------------------------------------
Shares under option,
 beginning of year                          5,814       7,154       8,782
Options granted (at option
 prices of $30.50 to $64.50
 in 1994, $19.63 to $47.38
 in 1993, and $17.38 to
 $33.88 in 1992)                           3,955(B)     2,453         788(A)
Options exercised                         (1,535)      (2,937)     (1,229)
Options cancelled                           (628)        (856)     (1,187)
- --------------------------------------------------------------------------
Shares under option, end of year
 (at exercise prices of $16.00
 to $64.50 in 1994, $16.00
 to $47.38 in 1993, and $6.25
 to $37.88 in 1992)                        7,606        5,814       7,154
- --------------------------------------------------------------------------
Average price of
 options exercised                        $23.09       $22.09      $20.74
- --------------------------------------------------------------------------
Shares exercisable                         1,936        1,412       2,919
- --------------------------------------------------------------------------
Average option price of
 shares exercisable                       $23.16       $23.71      $22.49
==========================================================================

(A) The Company's annual grant to employees, historically made in December, was moved to January 1993 to more closely link option grants to performance. In January 1993, the Company granted 1.8 million options at fair market value on the date of grant.

(B) In January 1994, the Company granted a total of 2.6 million options to its employees. Of the total grant, 1.6 million options were granted at fair market value at the date of the grant. The remaining 1.0 million options were granted at 120% of fair market value on the date of grant.

Employee Stock Purchase Plan
- ----------------------------
The Employee Stock Purchase Plan authorizes the Company to sell up to 4.1 million shares of common stock to employees through voluntary payroll withholdings. The stock price to employees is equal to 85% of the market price on the first or last day of each six-month withholding period, whichever is lower. Purchases are limited to ten percent of an employee's eligible compensation, subject to an annual maximum as defined in the plan. Through December 31, 1994, approximately 2.5 million shares were purchased by employees pursuant to the plan.
    Shares issued to employees during the past three years are summarized in the table below.

- ---------------------------------------------------------------------------
                                               Years ended December 31,
(In thousands, except per share data)        1994        1993        1992
- ---------------------------------------------------------------------------
Number of shares                              286         360         395
Proceeds                                  $10,942      $8,033      $6,826
Average price per share                    $38.21      $22.34      $17.29
===========================================================================


H  INCOME TAXES

The components of the provision for income taxes were as follows:

- ---------------------------------------------------------------------------
                                               Years ended December 31,
(In thousands)                               1994        1993        1992
- ---------------------------------------------------------------------------
Domestic:
 Current                                  $22,450     $18,437      $7,970
 Deferred                                  (9,119)      7,581      17,902
- ---------------------------------------------------------------------------
                                           13,331      26,018      25,872
- ---------------------------------------------------------------------------
Foreign:
 Current                                   13,862      19,763       9,470
 Deferred                                  (2,215)       (347)      3,460
- ---------------------------------------------------------------------------
                                           11,647      19,416      12,930
- ---------------------------------------------------------------------------
State:
 Current                                    1,500         800         800
 Deferred                                       -           -           -
- ---------------------------------------------------------------------------
                                            1,500         800         800
- ---------------------------------------------------------------------------
Total:
 Current                                   37,812      39,000      18,240
 Deferred                                 (11,334)      7,234      21,362
- ---------------------------------------------------------------------------
Total income taxes                        $26,478     $46,234     $39,602
===========================================================================

Income before provision for income taxes from domestic and foreign operations was as follows:

- ---------------------------------------------------------------------------
                                               Years ended December 31,
(In thousands)                               1994        1993        1992
- ---------------------------------------------------------------------------
Domestic                                  $37,080     $37,337     $72,622
Foreign                                   (31,481)     64,432      47,383
- ---------------------------------------------------------------------------
Total                                      $5,599    $101,769    $120,005
===========================================================================

Provisions for income taxes were at rates other than the U.S. Federal statutory tax rate for the following reasons:

- ---------------------------------------------------------------------------
                                               Years ended December 31,
                                             1994        1993        1992
- ---------------------------------------------------------------------------
U.S. Federal statutory tax rate             35.0%       35.0%       34.0%
Foreign operations                           1.3         4.4        (0.8)
Research and development credit             (5.0)       (4.5)       (4.0)
Impact of U.S. Federal statutory
 rate increase on beginning
 deferred taxes                                -         2.0           -
Tax exempt interest income                     -        (0.6)       (0.9)
Non-deductible amortization                  2.2         2.0         3.7
State taxes                                  1.6         0.8         0.7
Other, net                                   0.9        (1.1)        0.3
- ---------------------------------------------------------------------------
Subtotal                                    36.0        38.0        33.0
Non-deductible charges for
 purchased research and
 development                               436.9         7.4           -
- ---------------------------------------------------------------------------
Effective tax rate                         472.9%       45.4%       33.0%
===========================================================================

Consolidated results of operations in 1994 include results of manufacturing operations in Ireland and Singapore. In 1993 and 1992, net income also included income from the Company's Puerto Rican manufacturing subsidiary. Income from the sale and licensing of products manufactured or developed in Ireland is subject to a 10% tax rate through the year 2010. Income from Singapore operations is taxed at favorable rates, relative to U.S. statutory rates, until 1997 under a grant issued by the Singapore government. 1993 and 1992 income from products manufactured in Puerto Rico, which was not subject to U.S. Federal income tax, was subject to a local tax rate of approximately 5%.
In addition, remitted Puerto Rico earnings may be subject to Puerto Rico withholding taxes at rates not in excess of 10%. The aggregate dollar and per share tax benefits from tax holidays were immaterial to the results of operations in 1994, 1993 and 1992.
    For U.S. Federal income tax purposes, at December 31, 1994, the Company has tax credit carryforwards of approximately $41 million and a net operating loss carryforward of $16 million, which expire between 1996 and 2009. The net operating loss carryforward and approximately $1 million of tax credit carryforwards represent tax benefits resulting from the acquisition of Soft*Switch, Inc.
    The Internal Revenue Service ("IRS") has proposed adjustments to the Company's U.S. income tax returns for the years 1985 through 1989. The Company will appeal these adjustments and believes that any sustained adjustments will not be material to the financial statements. The IRS has commenced its examination of the Company's U.S. income tax returns for the years 1990 through 1992. The Company believes that sustained adjustments, if any, from the examination will not be material to the financial statements.

Deferred taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. The sources of these temporary differences for 1994, 1993 and 1992, and the effect of each on the tax provision, were as follows:

- ---------------------------------------------------------------------------
                                               Years ended December 31,
(In thousands)                               1994        1993        1992
- ---------------------------------------------------------------------------
Unrepatriated foreign
 earnings, net                            ($8,101)    $14,110     $11,911
Depreciation                                 (980)     (1,130)     (1,769)
Compensation                               (1,048)     (1,423)      4,338
Capitalized software costs                    566       1,590         557
Charges to (provision for)
 reserves                                    (268)     (1,654)      2,031
Deferred revenue                                -      (2,171)      3,628
Other, net                                 (1,503)     (2,088)        666
- ---------------------------------------------------------------------------
Total                                    ($11,334)     $7,234     $21,362
===========================================================================

The components of the net deferred tax liability are as follows:

- --------------------------------------------------------------
                                              December 31,
(In thousands)                            1994           1993
- --------------------------------------------------------------
Deferred tax assets:
 Reserves                              $13,587        $16,352
 Depreciation                            5,072          5,871
 Tax credits against unrepatriated
   foreign earnings                     85,045         77,363
 Tax return carryforwards               47,131         48,233
 Deferred revenue                        2,770          2,574
 Other                                  12,458         11,934
- --------------------------------------------------------------
Total                                  166,063        162,327
- --------------------------------------------------------------
 Valuation allowances (A)               49,162         35,794
- --------------------------------------------------------------
Net deferred tax assets                116,901        126,533
- --------------------------------------------------------------
Deferred tax liabilities:
 Capitalized software costs             10,947         10,381
 Unrepatriated foreign earnings        114,832        130,417
 Compensation                               99          2,972
 Other                                   4,601          6,389
- --------------------------------------------------------------
Total                                  130,479        150,159
- --------------------------------------------------------------
Net deferred tax liability             $13,578        $23,626
==============================================================

(A) The valuation allowance at December 31, 1994 and 1993 includes $10 million for foreign tax benefits. During 1994, a $7 million valuation allowance was established for tax benefits resulting from the acquisition of Soft*Switch, Inc. due to the limitations imposed by U.S. tax rules on the use of tax benefits following certain changes in ownership. In addition, valuation allowances of $32.2 million and $25.8 million at December 31, 1994 and 1993 have been established for tax return carryforwards resulting from stock option compensation deductions. The tax benefit associated with the stock option compensation deductions will be credited to equity when realized.

I  DEBT

Long-term Debt
- --------------
Long-term debt consists of the following:

- ------------------------------------------------------------------
                                                December 31,
(In thousands)                             1994             1993
- ------------------------------------------------------------------
Notes payable to banks, bearing
 interest at LIBOR plus
 0.45% per annum                        $50,000          $50,000
Notes payable to insurance
 companies, bearing interest
 at 10.57% per annum                          -           28,480
- ------------------------------------------------------------------
Total debt                               50,000           78,480
- ------------------------------------------------------------------
 Less current portion                         -           28,480
- ------------------------------------------------------------------
Long-term debt                          $50,000          $50,000
==================================================================

In July 1990, the Company completed a $50 million floating rate financing with a group of banks collateralized by its office facility in Cambridge, Massachusetts. Principal payment of the notes is due in 1997.
    In May 1989, the Company arranged a $100 million private debt placement with a group of insurance companies. The final principal payment of $28 million was paid in June 1994.
    The Company renegotiated its revolving credit agreements during 1994 and now maintains one multi-currency revolving credit agreement with a group of domestic and international banks. The agreement, which expires June 1997, commits the participating banks, subject to certain terms and conditions, to lend an aggregate of $150 million. There were no borrowings under this credit agreement as of December 31, 1994. Interest rates on borrowings are set under a number of bid options not exceeding .425% over LIBOR. Commitment fees are payable on unborrowed amounts at a maximum rate of 1/8% per annum. The Company is required to maintain a minimum level of net worth as well as a maximum debt to net worth ratio, among other things specified in the revolving credit agreement. The Company was in compliance with the covenants of its credit agreement at December 31, 1994.

Short-term Debt
- ---------------
The Company occasionally borrows under unsecured credit facilities with several domestic and international banks in order to meet short-term domestic and international cash requirements. There were no such borrowings at December 31, 1994 and 1993. As of December 31, 1994, the Company had unused short-term credit facilities of $29 million.


J  OTHER (INCOME)/EXPENSE, NET

Other (income)/expense consists of the following:

- ---------------------------------------------------------------------------
                                               Years ended December 31,
(In thousands)                               1994        1993        1992
- ---------------------------------------------------------------------------
Charges for purchased
 research and development (Note K)        $67,944     $19,900        $  -
Restructuring charges                       9,000           -      15,000
Gain on sale of investment
 in Sybase, Inc.                                -           -     (49,706)
Interest income                           (16,442)    (11,890)    (10,679)
Interest expense                            5,295       8,525      13,547
Other, net                                  2,417         822         655
- ---------------------------------------------------------------------------
Total other (income)/
 expense, net                             $68,214     $17,357    ($31,183)
===========================================================================

In the third quarter of 1994, the Company acquired all outstanding shares of Soft*Switch, Inc. and Edge Research, Inc. A significant portion of the purchase price of these acquisitions, $67.9 million, was allocated to purchased research and development. This amount, which is not deductible for tax purposes, was charged to operations in the third quarter of 1994.
    In the third quarter of 1994, the Company recorded a $9 million restructuring charge related to its European operations and the discontinuation of a product. European restructuring activities include the streamlining of the marketing organization from a product focus to a market segment focus, the centralization of certain finance and administration functions, and a reduction in desktop applications support staff. The charge related to the discontinued product reflects a $1.1 million write-off of capitalized software due to the decision in the third quarter of 1994 to discontinue further development and marketing.
    In June 1993, the Company acquired all outstanding shares of Approach Software Corporation. A significant portion of the purchase price, $19.9 million, was allocated to purchased research and development. This amount, which is not deductible for tax purposes, was charged to operations at the acquisition date.
    In December 1992, the Company recorded a restructuring charge of $15 million for employee separations and related facilities consolidations and equipment write-downs associated with the closing of its Puerto Rican manufacturing facility and the restructuring of operations in North America and Europe.
    In 1992, the Company sold its investment in Sybase, Inc., for cash consideration of $77.7 million, resulting in a pre-tax gain of $49.7 million. The investment of $28.0 million consisted of 2.5 million common shares and was accounted for at cost.

K  ACQUISITIONS AND DISPOSITIONS

Iris Associates, Inc.
- ---------------------
In May 1994, the Company acquired all outstanding shares of Iris Associates, Inc. ("Iris"), the privately held developer of Lotus Notes ("Notes"), in exchange for approximately 1.4 million shares of Lotus common stock. The transaction was accounted for as a pooling of interests. Acquired net assets of approximately $1.7 million have been recorded at historical amounts. Prior periods were not restated due to immateriality, and, accordingly, results of operations have been included since the date of acquisition. Prior to the combination, the Company funded the development of Notes and paid royalties to Iris based upon product sales.

Soft*Switch, Inc.
- -----------------
In July 1994, the Company acquired all outstanding shares of Soft*Switch, Inc. ("Soft*Switch"), a privately held developer of electronic mail message switches that link disparate electronic messaging systems. The two principal products sold by Soft*Switch at the acquisition date were Soft*Switch Central, a mainframe-based message switch, and EMX, a LAN-based message switch. The total purchase price of $77.5 million consisted of approximately $64.3 million of cash consideration, $8 million of assumed liabilities and $5.2 million of deferred tax liabilities. The acquisition was accounted for using the purchase method.
    The purchase price was allocated among the identifiable tangible and intangible assets based on the fair market value of those assets. Purchased software that had reached technological feasibility, and was principally represented by the technology comprising the Central product, was valued using a risk adjusted cash flow model, under which future cash flows were discounted taking into account risks related to existing and future markets and an assessment of the life expectancy of the purchased software. This analysis resulted in an allocation of $15 million to purchased software, which was capitalized and is being amortized over five years.
    Purchased research and development that had not reached technological feasibility and that had no alternative future use was valued using the same methodology. Purchased research and development that had not reached technological feasibility is represented by the EMX technology. Expected future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability of and potential changes in future target markets and to the completion of the products that will ultimately be marketed by the Company. This analysis resulted in an allocation of $62.5 million to purchased research and development expense. This amount, which is not deductible for tax purposes, was charged to operations at the acquisition date.
    Soft*Switch's operating results have been included in the consolidated financial statements from the date of acquisition. Pro forma statements of operations would not differ materially from reported results.

Edge Research, Inc.
- -------------------
In September 1994, the Company acquired all the outstanding shares of Edge Research, Inc. ("Edge"), a privately held developer of applications development tools for Lotus Notes, for approximately $5.4 million of cash consideration. The acquisition was accounted for using the purchase method. Using methodology consistent with that used to account for the Soft*Switch acquisition, the Company identified no tangible or intangible assets, other than research and development that had not reached technological feasibility and had no alternative future use. This analysis resulted in the allocation of $5.4 million to purchased research and development expense. This amount, which is not deductible for tax purposes, was charged to operations at the acquisition date.
    Edge's operating results have been included in the consolidated financial statements from the date of acquisition. Pro forma statements of operations would not differ materially from reported results.

Approach Software Corporation
- -----------------------------
In June 1993, the Company acquired all outstanding shares of Approach Software Corporation ("Approach"), a privately held developer of end-user relational database applications for the Windows environment. The purchase price consisted of approximately $23 million of cash consideration and assumed liabilities. The acquisition has been accounted for using the purchase method.
    The purchase price was allocated among the identifiable tangible and intangible assets based on the fair market value of those assets. After allocating the purchase price to net tangible assets, purchased software that had reached technological feasibility, and was principally represented by the technology comprising the database products being sold by Approach at the date of the acquisition, was valued using a risk adjusted cash flow model, under which future cash flows were discounted taking into account risks related to existing and future markets and an assessment of the life expectancy of the purchased software. This analysis resulted in an allocation of $3.4 million to purchased software, which was capitalized and is being amortized over three years.
    Purchased research and development that had not reached technological feasibility and which had no alternative future use was valued using the same methodology. Expected future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability of and potential changes in future target markets and to the completion of the products that will ultimately be marketed by the Company. This analysis resulted in an allocation of $19.9 million to purchased research and development expense. This amount, which is not deductible for tax purposes, was charged to operations at the acquisition date.
    Approach's operating results have been included in the consolidated financial statements from the date of acquisition. Pro forma statements of operations would not differ materially from reported results.

One Source
- ----------
Effective August 28, 1993, the Company sold its One Source business, a developer and marketer of CD-ROM information products. Total consideration received was immaterial and no gain or loss was recognized on the sale. The financial statements reflect the operations of One Source through the effective date.


L  EMPLOYEE BENEFIT PLANS

The Company maintains a discretionary, non-contributory profit sharing plan for its employees. Contributions are based on a percentage of consolidated operating profit and are allocated among employees on the basis of compensation received during the plan year. Profit sharing expense was $6.9 million, $11.1 million and $7.1 million in 1994, 1993 and 1992.
    In the U.S., the profit sharing plan was integrated with a pension plan which provided a minimum guaranteed defined benefit based on the employee's years of service and final average compensation. In June 1992, the Company elected to suspend the pension plan with the intent to terminate at a future date. The curtailment did not have a material impact on the Company's financial statements, nor will the expected termination. The actuarially determined pension cost related to the minimum guaranteed retirement benefit under the pension plan was not significant in 1994, 1993 and 1992.
    Additionally, the Company offers a savings plan which allows eligible U.S. employees to make tax-deferred contributions, a portion of which are matched by the Company. Company contributions under the savings plan were $4.3 million in 1994, $3.8 million in 1993 and $3.2 million in 1992.
    The Company also maintains retirement plans, principally defined contribution plans, covering substantially all of its international employees. Costs related to these plans amounted to approximately $4.0 million in 1994, $3.4 million in 1993 and $3.2 million in 1992.
    The Company does not offer postretirement benefits other than those described above.


M  INTERNATIONAL OPERATIONS

Sales and marketing operations outside the United States are conducted principally through foreign sales subsidiaries and through various representative and distributorship arrangements.
    The Company's international manufacturing operations are located in Ireland and Singapore. The products of these manufacturing facilities are sold through the Company's foreign sales subsidiaries and, where the Company has not established a presence of its own, direct to distributors in those countries. Other financial information by geographical area is summarized below:

- ------------------------------------------------------------------------------------------
                               North        Asia    Europe/
(In thousands)               America     Pacific      Other    Eliminations   Consolidated
- ------------------------------------------------------------------------------------------
1994:
Net sales                  $544,486     $173,026   $258,461        ($5,250)       $970,723
- ------------------------------------------------------------------------------------------
Operating income (loss):
 By area                     55,453       45,162    (24,796)         1,803          77,622
 Corporate
   expenses                                                                        (80,753)
 Other income/
   (expense)                                                                         8,730
 Income before                                                                    --------
   provision for
   income taxes                                                                      5,599
- ------------------------------------------------------------------------------------------
Total assets               $526,525     $179,097   $213,670       ($15,213)       $904,079
==========================================================================================
1993:
Net sales                  $531,536     $149,700   $308,938        ($9,006)       $981,168
Operating income:
 By area                     51,151       34,085     46,659           (441)        131,454
 Corporate
   expenses                                                                        (32,228)
 Other income/
   (expense)                                                                         2,543
 Income before                                                                    --------
   provision for
   income taxes                                                                    101,769
- ------------------------------------------------------------------------------------------
Total assets               $489,419     $130,869   $299,577       ($14,520)       $905,345
==========================================================================================
1992:
Net sales                  $494,592     $116,199   $300,049       ($10,691)       $900,149
Operating income:
 By area                     34,972       25,066     26,019           (567)         85,490
 Corporate
   expenses                                                                        (11,668)
 Other income/
   (expense)                                                                        46,183
 Income before                                                                    --------
   provision for
   income taxes                                                                    120,005
- ------------------------------------------------------------------------------------------
Total assets               $431,487      $78,545   $266,017       ($12,605)       $763,444
==========================================================================================

Sales between geographic areas presented are insignificant. For this presentation, corporate expenses includes certain expenses incurred at the Company's corporate offices and charges for purchased research and development. U.S. research and development expenses were allocated to geographic areas on the basis of sales. Other income/(expense) includes interest income, interest expense, other expense, net, and in 1992, the $49.7 million gain on the sale of investment in Sybase, Inc.
    The decrease in operating income in the Europe/Other region in 1994 as compared to 1993 and 1992 was attributable to a decline in desktop applications revenue, which resulted from severe competition in Europe. The decrease in assets in the Europe/Other region in 1994 as compared to 1993 was due to lower cash and receivable balances, which resulted from the decline in revenue and the operating loss in Europe. The increase of assets in the Asia Pacific region is due to the accumulation of unremitted earnings of the region.
    Sales to unaffiliated customers outside the United States, including U.S. export sales, were $470.2 million for 1994, $485.9 million for the year 1993 and $434.9 million for the year 1992. In 1994, one customer accounted for 13% of worldwide sales. In 1993, one customer accounted for 12% of worldwide sales and a second customer accounted for 11% of such sales. No one customer accounted for more than 10% of worldwide sales in 1992.


N  SHAREHOLDER RIGHTS PLAN

The Company has a shareholder rights plan which grants to holders of record one stock purchase right per share of common stock upon the occurrence of certain triggering events. Such events would include the acquisition of Lotus shares through open market purchases or a tender offer that, in the aggregate, equal or exceed 15% of outstanding shares.
    Should a triggering event occur, holders of such rights would be entitled to purchase Lotus common stock (or stock of the acquiring entity, as the case may be) at a 50% discount from its then current market value. Each right entitles the holder to purchase shares with a market value aggregating $150 for a price of $75. Such rights do not extend to any holder whose action triggered the rights.
    The rights expire in November 1998 and may be redeemed prior to that time at the option of the Board of Directors for nominal consideration. Until a triggering event occurs, the rights will not trade separately from the related Lotus common stock.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Lotus Development Corporation

We have audited the accompanying consolidated balance sheets of Lotus Development Corporation as of December 31, 1994 and 1993, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lotus Development Corporation as of December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


Coopers & Lybrand L.L.P.

Boston, Massachusetts
January 24, 1995

LOTUS SUPPLEMENTAL FINANCIAL INFORMATION

Five-Year Summary of Selected Financial Data
- -------------------------------------------------------------------------------------------
(In thousands, except per share data)         1994      1993      1992      1991      1990
- -------------------------------------------------------------------------------------------
Net sales                                 $970,723  $981,168  $900,149  $828,895  $692,242
Income before provision for income taxes     5,599   101,769   120,005    67,686    52,826
Net income (loss)                          (20,879)   55,535    80,403    33,116    23,254
Net income (loss) per share                  (0.44)     1.24      1.87      0.75      0.54
Total assets                               904,079   905,345   763,444   725,537   656,807
Cash and short-term investments            376,218   416,693   293,094   224,810   245,386
Working capital                            392,004   398,643   296,166   207,670   226,961
Long-term debt                              50,000    50,000   108,740   139,000   160,000
Stockholders' equity                       554,130   528,391   399,438   323,113   309,439
==========================================================================================


Quarterly Results of Operations
(Unaudited)
- -----------------------------------------------------------------------------------
(In thousands, except                 1994, Three Months Ended
per share data)               April 2     July 2      Oct 1      Dec 31       Year
- -----------------------------------------------------------------------------------
Net sales                    $246,992   $224,009   $235,246    $264,476   $970,723
Gross margin                  200,584    185,141    192,516     220,157    798,398
Income (loss)
 before provision
 for income
 taxes                         33,346     15,186    (65,504)     22,571      5,599
Net income
 (loss)                        21,341      9,719    (66,385)     14,446    (20,879)
Net income
 (loss) per share               $0.45      $0.20     ($1.39)      $0.30     ($0.44)
- -----------------------------------------------------------------------------------
Common stock prices
 High                          86 1/2     73 1/2     46 1/2      46 1/4     86 1/2
 Low                           51 3/4     33         29 3/4      34         29 3/4
===================================================================================

- -----------------------------------------------------------------------------------
(In thousands, except                 1993, Three Months Ended
per share data)               April 3     July 3      Oct 2      Dec 31       Year
- -----------------------------------------------------------------------------------
Net sales                    $227,004   $235,785   $240,104    $278,275   $981,168
Gross margin                  176,625    184,751    193,295     224,054    778,725
Income before
 provision for
 income taxes                  20,791      5,949     28,600      46,429    101,769
Net income
 (loss)                        12,267     (4,649)    18,304      29,613     55,535
Net income
 (loss) per share               $0.29     ($0.11)     $0.41       $0.64      $1.24
- -----------------------------------------------------------------------------------
Common stock prices
 High                          28 1/2     37         48 1/4      58 3/4     58 3/4
 Low                           18 3/4     23 1/2     30 1/4      41 3/4     18 3/4
===================================================================================

    The Company has historically not paid cash dividends on its common stock and has retained earnings for use in its business.
    At the end of 1994, the number of shareholders of the Company's common stock was approximately 46,000.

Notes to Supplemental Financial Information and
Quarterly Results of Operations:

(1) 1994 amounts include a charge to operations of $67.9 million, or $1.40 per share, in the third quarter for purchased research and development related to the acquisitions of Soft*Switch, Inc. and Edge Research, Inc. 1994 amounts also include a restructuring charge in the third quarter of $9 million on a pre-tax basis and $5.8 million, or $0.12 per share, on an after-tax basis.

(2) 1993 amounts include a charge to operations of $19.9 million, or $0.45 per share, in the second quarter for purchased research and development related to the acquisition of Approach Software Corporation.

(3) 1992 amounts include gains on the sale of the Company's investment in Sybase, Inc. of $34.6 million in the third quarter and $15.1 million in the fourth quarter resulting in a total gain for the year of $49.7 million on a pre-tax basis and $33.3 million, or $0.77 per share, on an after-tax basis. 1992 amounts also include a restructuring charge in the fourth quarter of $15 million on a pre-tax basis and $10.1 million, or $0.23 per share, on an after-tax basis.

(4) 1991 amounts include a fourth quarter restructuring charge of $23 million on a pre-tax basis and $18.6 million, or $0.42 per share, on an after-tax basis.

(5) 1990 amounts include a charge to operations of $53 million, or $1.23 per share, in the fourth quarter for purchased research and development related to the acquisition of Samna Corporation.

(6) The Company's common stock is traded on the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol LOTS.

BOARD OF DIRECTORS

Jim Manzi
President, CEO and Chairman of the Board
Lotus Development Corporation

Richard S. Braddock
Partner
Clayton, Dubilier, and Rice

Elaine L. Chao
President and CEO
United Way of America

William H. Gray, III
President and CEO
United Negro College Fund

Michael E. Porter
Professor of Business Administration
Harvard Business School

Henri A. Termeer
Chairman and CEO
Genzyme Corporation


EXECUTIVE AND CORPORATE OFFICERS

Jim Manzi
President and CEO

Kc Branscomb
Senior Vice President
Business Development

Edwin J. Gillis
Senior Vice President
Finance and Operations
Chief Financial Officer

John B. Landry
Senior Vice President
Communications Business Group
Chief Technology Officer

Ilene H. Lang
Senior Vice President
Desktop Business Group

June L. Rokoff
Senior Vice President
Worldwide Services Group

Robert K. Weiler
Senior Vice President
Worldwide Sales and Marketing

Thomas M. Lemberg
Vice President
General Counsel and Secretary


VICE PRESIDENTS

Jeffrey Beir
Vice President
Desktop Product Line

Deborah M. Besemer
Vice President
North, Central and South America

Russell J. Campanello
Vice President
Human Resources

Allen Carney
Vice President
Desktop Marketing

Kevin Cavanaugh
Vice President
International Product Development

David Champagne
Vice President
Worldwide Customer Service and Support

Hemang D. Dave
Vice President
Strategic Alliances

Tim Davenport
Vice President
Developer Tools Group

James Fieger
Vice President
Lotus Development Europe, Middle East, Africa

Charles B. Hamlin
Vice President
Corporate Marketing

Stuart C. Kazin
Vice President
Worldwide Operations and Information Systems

Saburo Kikuchi
President
Lotus Development Japan

Steve King
Vice President
Lotus Development Asia Pacific

Jack Martin
Vice President
Communications Products Group
Finance and Business Development

Larry Moore
Vice President
Inter-enterprise Communications Division

Ray Ozzie
President
Iris Associates

Jeffrey P. Papows
Vice President
Communications Products Group

Ian Richmond
Vice President
Lotus Consulting

Eileen Rudden
Vice President
Inter-enterprise Communications Division

John C. Throckmorton
Vice President
Word Processing Division

Michael Wyzga
Vice President
Worldwide Sales and Marketing
Plans and Controls

Michael Zisman
Vice President
Communications Products Group

SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held on Tuesday, May 2, 1995 at 10:00 a.m. at the following location:

Museum of Transportation
Larz Anderson Park
15 Newton Street
Brookline, Massachusetts

Copies of Lotus' Annual Report on Form 10-K are available, without charge, upon request from:

Kay Waxman
Director of Investor Relations
Lotus Development Corporation
55 Cambridge Parkway
Cambridge, Massachusetts 02142

To request further information about
Lotus Development Corporation, please contact the Investor Relations Information Line at
(617) 693-1900.

Common Stock
Lotus' common stock is traded over the
counter on the NASDAQ National Market
System  -  symbol LOTS.

Auditors
Coopers & Lybrand L.L.P.
Boston, Massachusetts

Legal Counsel
Baker & Botts, L.L.P.
New York, New York

Transfer Agent
Bank of Boston
Boston, Massachusetts
(617) 575-2900


CORPORATE DIRECTORY

Corporate Headquarters
55 Cambridge Parkway
Cambridge, Massachusetts 02142
(617) 577-8500

Lotus North American Offices

Phoenix, Arizona
Irvine, California
Los Angeles, California
Mountain View, California
San Francisco, California
Denver, Colorado
Farmington, Connecticut
Del Ray Beach, Florida
Key Largo, Florida
Miami, Florida
Orlando, Florida
Atlanta, Georgia
Chicago, Illinois
Overland Park, Kansas
Boston, Massachusetts
Detroit, Michigan
Grand Rapids, Michigan
Minneapolis, Minnesota
St. Louis, Missouri
Edison, New Jersey
Clifton Park, New York
New York, New York
Rochester, New York
Clemmons, North Carolina
Durham, North Carolina
Cincinnati, Ohio
Cleveland, Ohio
Columbus, Ohio
Bala Cynwyd, Pennsylvania
Pittsburgh, Pennsylvania
Wayne, Pennsylvania
Newport, Rhode Island
Chattanooga, Tennesee
Austin, Texas
Dallas, Texas
Houston, Texas
Arlington, Virginia
Seattle, Washington
Calgary, Alberta
Vancouver, B.C.
Ottawa, Ontario
Toronto, Ontario
Montreal, Quebec

Manufacturing and Distribution

Lotus Development Corporation
North Reading, Massachusetts

Lotus Development B.V.
Dublin, Ireland

Lotus Development Distribution Ltd.
Dublin, Ireland

Lotus Development B.V.
Singapore, Republic of Singapore


International Locations

Lotus Development Pty. Ltd.
Sydney, Melbourne, Canberra, Brisbane and
Perth, Australia

Lotus Development GmbH
Vienna, Austria

Lotus Development Benelux BV
Brussels, Belgium

Lotus Desenvolvimento de Software Ltda.
Sao Paulo and Rio de Janeiro, Brazil

Lotus Development SOLA
(Argentina, Bolivia, Chile, Paraguay,
Peru, Uruguay)
Santiago, Chile

Lotus Development Czech Republic
Prague, Czech Republic

Lotus Development Denmark A/S
Horsholm, Denmark

Lotus Development Finland
Helsinki, Finland

Lotus Development SA
Paris, France

Lotus Development GmbH
Berlin, Dusseldorf, Frankfurt, Hamburg
Stuttgart and Munich, Germany

Lotus Development Software
(Hong Kong) Ltd.
Hong Kong

Lotus Development Hungary
Budapest, Hungary

Lotus Development India
New Delhi, India

Lotus Development European Corporation
Jakarta, Indonesia

Lotus Development Ireland
Dublin, Ireland

Lotus Development Italia SPA
Milan and Rome, Italy

Lotus Development Software, Ltd.
Tel Aviv, Israel

Lotus Development Japan, Ltd.
Tokyo, Japan

Lotus Sales and Services Sdn Bhd
Kuala Lumpur, Malaysia

Lotus Development Corporation de Mexico,
S.A. de C.V.
Mexico City, Mexico

Lotus Development Benelux BV
Diemen, The Netherlands

Lotus Development B.V.
Curacao, Netherlands Antilles

Lotus Development Pty. Ltd.
Auckland and Wellington, New Zealand

Lotus Development Norway
Oslo, Norway

Lotus Development Pte. Ltd.
Beijing, People's Republic of China

Lotus Development, Office Warsaw
Warsaw, Poland

Lotus Development European Corporation
Lisbon, Portugal

Lotus Development Russia
Moscow, Russia

Lotus Development B.V.
Singapore, Republic of Singapore

Lotus Development SA Pty. Ltd.
Johannesburg, South Africa

Lotus Development Korea Ltd.
Seoul, South Korea

Lotus Development Iberica S.A.
Barcelona and Madrid, Spain

Lotus Development Nordic AB
Stockholm, Sweden

Lotus Development (Schweiz) AG
Glattbrugg, Switzerland

Lotus Development European Corporation
Taipei, Taiwan

Lotus Development Middle East Office
Dubai, United Arab Emirates

Lotus Development U.K. Ltd.
Staines, Slough, Manchester and
Edinburgh, U.K.

Lotus Development Corporation
Caracas, Venezuela


Lotus is represented by authorized
distributors in the following countries:

Argentina
Botswana
Bulgaria
Byelorussia
Colombia
Costa Rica
Croatia
Egypt
Greece
Hungary
Kazakhstan
Mauritius
Morocco
Nepal
Pakistan
Philippines
Poland
Romania
Slovak Republic
Thailand
Turkey
Ukraine
Uruguay




Lotus, 1-2-3, Lotus Notes, SmartSuite, Freelance Graphics, Approach and Ami Pro are registered trademarks and Organizer and Notes are trademarks of Lotus Development Corporation. cc:Mail is a trademark of cc:Mail, Inc., a wholly-owned subsidiary of Lotus Development Corporation.

_______________________________________________________________________________

                APPENDIX TO 1994 REPORT TO SHAREHOLDERS

GRAPHIC AND IMAGE MATERIAL
CONTAINED IN PRESIDENT'S LETTER AND STORY


Figure/Image    Description

     1          Photo of Jim Manzi, President and CEO

     2 Graphic text reads across the top of all pages in the story as follows:

            Today we have more than 5,000 customers and 1.35 million users of Notes. An entire industry has built up around Notes, with more than 8,000 business partners offering new products and services. cc:Mail, the industry's leading mail product, now has 6.5 million users.
            For Lotus, the information superhighway is not something on the drawing boards, or under construction. We have ten years of development experience and five years of in-market experience with our communications products, and people are using it to get places. In early 1994, IDC announced the results of a study showing that companies deploying Notes are realizing returns on investment averaging 179 percent.
            This past year, we've been joined by several partners in broadening the scope of Notes in the marketplace, including AT&T, Hewlett-Packard, and IBM. Our communications strategy has clearly given us a fast lane for growth - with revenues increasing 94 percent this past year.
            We have built a great road. We are out in front with Notes. No competitor has anything like it. Our customers are reaching destinations in terms of return on investment and achieving business goals. But in another sense, we are still on our way. Our customers continue to face difficult technology and investment choices, and no one is going to get there all at once. Our job is to help them manage the journey.

     3          Photo of a portion of a yellow line in road.
     4          The words "STARTING OUT" appear in a vertical format going up the left side of the page.
     5          Photo of a "Pedestrians Crossing" street sign.
     6          Photo of a pair of binoculars in lower right corner of page.
     7          Photo of tire tread marks in road.
     8          The words "ROADS PRECEDE MAPS" appear in a vertical format going up the left side of the page.
     9          Photo of a bridge overpass.
    10          Photo of a globe in lower right corner of page.
    11          An abstract photo of an interstate sign.
    12          The words "ROADS ARE FOR COMMERCE" appear in a vertical
                   format going up the left side of the page.
    13          Photo of the side of a truck.
    14          Photo of a scale in lower right corner.
    15          Photo of a 15-minute parking sign.
    16          The words "YOU NEED TO GET THERE FROM HERE" appear in a
                   vertical format going up the left side of the page.
    17          Photo of tire tread marks on road into the horizon.
    18          Photo of a welcome mat in lower right corner of page.


____________________________________________________________________________